                      FIFTH AMENDED AND RESTATED REVOLVING
                         CREDIT AND TERM LOAN AGREEMENT


               THIS FIFTH AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of July 31, 1997 ("this Agreement"), is entered into among EQUITY COMPRESSION SERVICES CORPORATION, an Oklahoma corporation, formerly known as Hawkins Energy Corporation ("ECS"), SUNTERRA ENERGY CORPORATION, an Oklahoma corporation ("Sunterra"), EQUITY COMPRESSORS, INC., an Oklahoma corporation ("Equity") and OUACHITA ENERGY CORPORATION, a Delaware corporation ("Ouachita Energy") (ECS, Sunterra, Equity and Ouachita Energy being collectively referred to as the "Borrowers") and BANK OF OKLAHOMA, NATIONAL ASSOCIATION, a national banking association (the "BOK").

               W I T N E S S E T H:

               A. WHEREAS, the Borrowers have requested BOK to consent to the transactions contemplated by that certain (i) Asset Purchase and Sale Agreement dated as of May 15, 1997, among Ouachita Energy Partners, Ltd., a Louisiana corporation ("Ouachita Partners"), Ouachita Compression Group, LLC, a Louisiana limited liability company ("Ouachita Compression") as Sellers, Dennis W. Estis ("Shareholder"), OEC Acquisition Corporation ("Acquisition"), as Purchaser and ECS (the "Asset Purchase Agreement"), (ii) Agreement and Plan of Merger dated as of May 15, 1997, among Acquisition, Ouachita Energy Corporation, a Louisiana corporation ("OEC"), the Shareholder and ECS (the "Merger Agreement"), and
(iii) June 24, 1997 letter of confirmation from The Prudential Insurance Company of America ("Prudential") to ECS concerning the purchase by Prudential of
(a) $5,000,000 principal amount Senior Floating Rate Secured Term Notes due 2004 ("Senior Notes"), (b) $15,000,000 principal amount Secured Senior Subordinated Notes due 2007 ("Subordinated Pru Notes"); and (c) purchase warrants to purchase 1,000,000 shares of common stock of ECS (the "Warrants"); all pursuant to one or more comprehensive Note Purchase Agreement(s) between Prudential (or one or more of its subsidiaries or affiliates) and ECS (collectively the "Note Purchase Agreements"); and (iv) this Agreement, including without limitation, adding Ouachita Energy, the corporation surviving the merger of OEC and Acquisition, as a Borrower hereunder, resetting the initial Bank Borrowing Base of the Borrowers to $20,000,000 from the Closing Date through November 30, 1997, and increasing the maximum aggregate Commitments of the Banks (each of the Persons listed as Banks on the signature page hereto, including BOK in its capacity as a Bank and such other Persons who may from time to time own a Percentage Interest in the Bank Obligations) to $40,000,000; subject, however, in all respects to BOK's Commitment hereunder not in excess of $20,000,000;

               B. WHEREAS, BOK is willing to so modify and increase the Bank Borrowing Base to the Borrowers to $20,000,000 from the Closing Date hereof to November 30, 1997, and BOK is further willing to consent to the transactions contemplated in clauses (i), (ii) and (iii) of Recital A above of this Agreement and increase the maximum aggregate Commitments to $40,000,000, subject in all respects to BOK's Commitment hereunder not in excess of $20,000,000 and subject to Borrowers' agreement to such additional Bank(s), Assignee(s) or Credit Participant(s) as may be obtained by the mutual consent of BOK and Borrowers in accordance with the provisions of Articles X and XI hereof, all further subject to the terms, conditions, uses and provisions hereinafter set forth, all of which are material to BOK and without which BOK would not be willing to enter into this Agreement; and

               C. WHEREAS, ECS and Equity, INTER ALIA, and the Bank are parties to that certain First Amended and Restated Revolving Credit and Term Loan Agreement dated as of July 14, 1993, as modified by the Modification thereto dated as of September 24, 1993, the Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of April 13, 1994, as modified by the Modification thereto dated as of December 30, 1994, the Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of September 1, 1996, as modified by various modification agreements thereto dated as of March 31, 1996, October 1, 1996, and December 16, 1996, respectively, and the Fourth Amended and Restated Revolving Credit and Term Loan Agreement dated as of March 31, 1997 (all of the foregoing being collectively referred to as the "Prior Loan Agreements"), and in connection with the Borrowers' requested restructure and modification of the Revolving Credit Commitment therein described and defined, the Borrowers and the Bank desire to amend, modify and restate the Prior Loan Agreements by the terms of this Agreement; and

               D.   WHEREAS, pursuant to the Merger Agreement and Asset
Purchase Agreement, Ouachita Energy will become a wholly owned subsidiary of ECS, and the successor in interest to and record title holder of the assets acquired by Acquisition and previously owned by Ouachita Partners, Ouachita Compression and OEC, as well as certain assets previously owned individually the Shareholder; and

               E. WHEREAS, pursuant to the Note Purchase Agreements, Prudential will purchase the Senior Notes, the Subordinated Notes and the Warrants and the Bank, as a Lender and as the Collateral Agent for the Lenders under the Security Instruments, and Prudential and all other Noteholders, as Lenders, will, INTER ALIA, enter into the Intercreditor Agreement dated as of even date herewith concerning INTER ALIA, their respective rights and obligations with respect to security interests in and mortgage liens against the Collateral in favor of the Agent for the ratable benefit of the Bank, the holders of the Senior Notes and, on a junior and subordinate basis, the holders of the Subordinated Notes;

               NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

               When used herein, the following terms shall have the following meanings:


               1.1 "ADDITIONAL COVENANT" shall mean any affirmative or negative covenant or similar restriction applicable to the Borrowers or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of the covenants in Article VII of this Agreement, or related definitions in Article I of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an "Additional Covenant" only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of the covenants in
Article VII of this Agreement, or related definitions in Article I of this Agreement.

               1.2 "ADDITIONAL DEFAULT" shall mean any provision contained in any document or instrument creating or evidencing Indebtedness of the Borrowers which permits the holder or holders of Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Borrowers or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to the Defaults and Events of Default contained in Article IX of this Agreement, or related definitions in Article
I of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holder or holders of such other Indebtedness (and such provision shall be deemed an "Additional Default" only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of the Defaults and Events of Default contained in Article IX of this Agreement, or related definitions in Article I of this Agreement.

               1.3 "ADJUSTED GROSS PROCEEDS" shall mean (i) all proceeds received by Sunterra during the applicable period, whether directly or indirectly, from purchasers of Hydrocarbons produced from the Mortgaged Property, PLUS (ii) all amounts which Sunterra was entitled to receive during such period but which were offset by the purchaser of production or an intermediary against obligations (other than ordinary operating expenses) owing by Sunterra; LESS the amount of all gathering, severance and windfall profits taxes required to be paid by Sunterra with respect to said proceeds and all royalty and overriding royalty payments to third parties and all ordinary and necessary operating expenses paid by Sunterra with respect to the Mortgaged Property, excluding only such expenses that (i) qualify as capitalized items under GAAP or (ii) are defined or described in the energy industry as workover expenses or costs.

               1.4 "ADMINISTRATIVE AGENT" shall mean BOK as appointed by the Banks pursuant to Section 10.2 hereof.

               1.5 "AFFILIATE" shall mean any Person which, directly or indirectly, controls, or is controlled by, or is under common control with, another Person and any partner, officer or employee of any such Persons, except a Subsidiary. For purposes of this definition, "control" shall mean the power, directly or indirectly, to direct or in effect cause the direction of the management and policies of such Person whether by contract or otherwise.

               1.6 "AIRCRAFT CHATTEL MORTGAGE" shall have the meaning ascribed thereto in Section 5.1(e) hereof.

               1.7 "APPLICABLE PRIME RATE" shall mean the annual rate of interest announced by Chase Manhattan Bank, National Association, New York, New York ("Chase") from time to time as its prime or base rate, which rate shall be the rate used by Chase as a base or standard for pricing purposes and which shall not necessarily be its "best" or lowest rate, as adjusted pursuant to the provisions of Section 2.2 hereof. Should Chase cease to announce a prime or base rate or should it be merged, consolidated, liquidated or dissolved in such a manner that it loses its separate corporate identity, then the Applicable Prime Rate shall be the Prime Rate published by the WALL STREET JOURNAL(Southwest Edition) in its "Money Rates" column or a similar rate if such rate ceases to be published. Any changes in the Applicable Prime Rate shall be effective as of the date of the change.

               1.8  "ASSIGNEE(S)" shall have the meaning ascribed thereto in
Section 11.2 hereof.

               1.9 "BANK" shall initially mean only BOK and "BANKS" shall mean each of the Persons listed as Banks on the signature page hereto, including BOK in its capacity as a Bank and such other Persons who may from time to time own a Percentage Interest in the Credit Obligations in accordance with Article X hereof, but the term "Bank" shall not include any Bank Participant.

               1.10 "BANK BORROWING BASE" shall mean the LESSER of (i) the Commitments or (ii) the Revolving Credit Borrowing Base calculated in accordance with the provisions of Section 2.4 hereof (regardless of whether calculated before or after the Conversion Date) minus the total outstanding principal balance of the Senior Notes.

               1.11 "BANK NOTE" shall mean the Borrowers' joint and several $40,000,000 promissory note in the form of EXHIBIT "A" annexed hereto, to be delivered to the order of BOK pursuant to Section 2.2 hereof, together with any and all extensions, renewals, modifications, substitutions and changes in form thereof which may be from time to time and for any term or terms effected.

               1.12 "BANK OBLIGATIONS" shall mean and include any and all: (i) indebtedness, obligations and liabilities of the Borrowers to any Bank incurred or which may be incurred or purportedly incurred hereafter pursuant to the terms of this Agreement or any of the other Loan Documents, and any replacements, amendments, extensions, renewals, substitutions, amendments and increases in amount thereof, including such amounts as may be evidenced by the Bank Note and all lawful interest, late charges, service fees, commitment fees, fees in lieu of balances, letter of credit fees and other charges, and all reasonable costs and expenses incurred in connection with the preparation, filing and recording of the Loan Documents, including attorneys fees and legal expenses; (ii) all reasonable costs and expenses paid or incurred by the Collateral Agent or any Bank, including attorneys fees, in enforcing or attempting to enforce collection of any Indebtedness and in enforcing or realizing upon or attempting to enforce or realize upon any collateral or security for any Indebtedness, including interest on all sums so expended by the Banks accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; and (iii) all sums expended by the Collateral Agent or any Bank in curing any Event of Default or Default of the Borrowers under the terms of this Agreement, the other Loan Documents or any other writing evidencing or securing the payment of the Bank Note together with interest on all sums so expended by the Collateral Agent or any Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate.

               1.13 "BOK BORROWING BASE" shall mean the LESSER of (i) the BOK Commitment or (ii) BOK's Percentage Interest in the Bank Borrowing Base.

               1.14 "BOK COMMITMENT" shall mean BOK's portion of the Commitments which shall not exceed $20,000,000 unless and until BOK, with Borrowers' written consent, agrees in writing to increase such BOK Commitment above $20,000,000 pursuant to the provisions of Articles X and XI hereof.

               1.15 "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or a day upon which banks in the State of Oklahoma are closed to business generally.

               1.16 "CAPITALIZED LEASE OBLIGATION" shall mean any rental obligation which, under generally accepted accounting principles, would be required to be capitalized on the books of the Borrowers or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

               1.17 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, together with all regulations and rulings promulgated with respect thereto.

               1.18 "CHANGE IN CONTROL" shall mean the failure of the members of the Control Group to own, on a fully diluted basis, at least 41% of the combined voting power of all then issued and outstanding Voting Stock of ECS, together with any one or more of the following: (i) the failure of the members of the Board of Directors of ECS existing on the Closing Date to constitute a majority of the members of the Board of Directors of ECS, or (ii) the failure of the members of the Control Group to own, on a fully diluted basis, the largest voting block of the outstanding Voting Stock of ECS or (iii) the failure of either or both of the Persons holding the offices of President and Chief Financial Officer of ECS as of the Closing Date to continue to hold such offices.

               1.19 "CLOSING DATE" shall mean August 5, 1997, or such later date as the parties to this Agreement agree in writing.

               1.20 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

               1.21 "COLLATERAL" shall have the meaning assigned to that term in Article V of this Agreement.

               1.22 "COLLATERAL AGENT" shall mean BOK, in its capacity as Collateral Agent for each Bank and for the holders of the Senior Notes and the Subordinated Notes, as provided under the Intercreditor Agreement, and its successors and assigns as such Collateral Agent.

               1.23 "COMMITMENTS" shall mean at any time prior to the Conversion Date the aggregate amount of the Revolving Credit Commitment(s) extended hereunder to the Borrowers by the Banks in the maximum principal amount of $40,000,000.

               1.24 "COMPRESSOR OPERATING INCOME" shall mean the sum of Equity's and Ouachita Energy's rental/maintenance fees and revenues less the sum of direct compressor rental and operating expenses per GAAP.

               1.25 "CONSOLIDATED INTEREST EXPENSE" shall mean, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between and among the Borrowers and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrowers and all imputed interest expense for the Warrants in accordance with GAAP) all interest and prepayment charges in respect to Indebtedness of the Borrowers (including imputed interest in respect of Capitalized Lease Obligations and net costs of Swaps) deducted in determining consolidated net income for such period, together with all interest capitalized or deferred during such period and not deducted in determining consolidated net income for such period.

               1.26 "CONTROL GROUP" shall mean those record or beneficial owners of ECS listed on Exhibit F attached hereto.

               1.27 "CONVERSION DATE" shall mean March 31, 1999 or such later date as the Banks shall agree to in writing.

               1.28 "COVERAGE RATIO" shall have the meaning ascribed thereto in Section 2.2 hereof.

               1.29 "CREDIT PARTICIPANT" is defined in Section 11.2 of this Agreement.

               1.30 "CURRENT ASSETS" shall mean the value of the current assets of the Borrowers and their Subsidiaries determined in accordance with GAAP on a consolidated basis.

               1.31 "CURRENT LIABILITIES" shall mean the amount of current liabilities of the Borrowers and their Subsidiaries determined in accordance with GAAP on a consolidated basis.

               1.32 "CURRENT RATIO" shall mean the ratio of Current Assets to Current Liabilities.

               1.33 "DEBT SERVICE" shall mean, with respect to any period, the sum of the following for the Borrowers, determined on a consolidated basis in accordance with GAAP: (i) Consolidated Interest Expense for such period and
(ii) all payments of principal in respect of Indebtedness (including the principal component of any payments in respect of Capitalized Lease Obligations) but excluding voluntary principal payments on the Bank Note prior to the Conversion Date.

               1.34 "DEFAULT RATE" shall mean the Applicable Prime Rate plus four percentage points (4%).

               1.35 "EBITDA" shall mean, for any period, the sum of (i) net income for the Borrowers, determined on a consolidated basis in accordance with GAAP, PLUS (ii) to the extent deducted in the determination of consolidated net income, (a) all provisions for federal, state and other income tax,
(b) Consolidated Interest Expense and (c) provisions for depreciation and amortization, LESS extraordinary items, gains on sales of assets and income from discontinued operations, which in the aggregate will be deducted only to the extent they are positive.

               1.36 "ENVIRONMENTAL LAWS" shall mean Laws, including without limitation federal, state or local Laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata), including without limitation CERCLA, SARA, RCRA, HSWA, OPA, HMTA, TSCA and other Laws relating to (i) Polluting Substances or (ii) the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances.

               1.37 "ERISA" shall mean the Federal Employee Retirement Income Security Act of 1974, as amended, together with all regulations and rulings promulgated with respect thereto.

               1.38 "ERISA AFFILIATE" shall mean any corporation which is a member of the same controlled group of corporations as ECS within the meaning of
Section 414(b) of the Code, or any trade or business which is under common control with ECS within the meaning of Section 414(c) of the Code.

               1.39 "EVENT OF DEFAULT" shall mean any of the events specified in Section 9.1 of this Agreement, and "DEFAULT" shall mean any event, which together with any lapse of time or giving of any notice, or both, would constitute an Event of Default.

               1.40 "FINISHED GOODS" shall mean that portion of the Inventory which constitutes natural gas compressor units completed for lease or sale by Equity or Ouachita Energy.

               1.41 "GAAP" shall mean generally accepted accounting principles applied on a consistent basis in all material respects to those applied in the preceding period, unless the Borrowers' outside accountants reasonably determine that there should be a different application based upon relevant accepted Financial Accounting Standards. Unless otherwise indicated herein, all accounting terms will be defined according to GAAP.

               1.42 "GUARANTEE" shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

               1.43 "GUARANTY AGREEMENTS" shall mean Guaranty Agreements, dated as of July 31, 1997, made by each of Equity, Sunterra and Ouachita Energy, each in favor of Prudential and all subsequent holders of the Senior Notes or Subordinated Notes, as applicable, substantially in the form of EXHIBIT C to the Senior Note Agreement and EXHIBIT D to the Subordinated Note Agreement, and all Guaranty Agreements hereafter executed by any Subsidiary as contemplated under
Section 7.35 hereof as each may be amended, supplemented and otherwise modified from time to time.

               1.44 "HEREBY", "HEREIN", "HEREOF", "HEREUNDER" and similar such terms shall mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears.

               1.45 "HMTA" shall mean the Hazardous Materials Transportation Act, as amended, together with all regulations and rulings promulgated with respect thereto.

               1.46 "HSWA" shall mean the Hazardous and Solid Waste Amendments of 1984, as amended, together with all regulations and rulings promulgated with respect thereto.

               1.47 "HYDROCARBONS" shall have the meaning assigned to that term in the Mortgage.

               1.48 "INDEBTEDNESS" shall mean, with respect to any Person or consolidated group of Persons, without duplication, (i) all items (excluding items of contingency reserves or of reserves for deferred income taxes) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person or consolidated group of Persons as of the date on which Indebtedness is to be determined; (ii) all indebtedness secured by any Lien on, or payable out of the proceeds of production from, any property or asset owned or held by such Person subject thereto, whether or not the Indebtedness secured thereby shall have been assumed; (iii) redemption obligations in respect of mandatorily redeemable preferred stock; (iv) Swaps; (v) unfunded pension liabilities; (vi) contingent obligations as an account party in respect of letters of credit; and
(vii) guarantees of Indebtedness of other Persons of the types described in the foregoing clauses (i) through (vi).

               1.49 "INTERCREDITOR AGREEMENT" shall have the meaning ascribed thereto in Section 6.1(m) hereof.

               1.50 "INVENTORY" shall mean and include all of Equity's and Ouachita Energy's natural gas compressor units and other goods intended for sale or lease, all Raw Materials, Work In Process, Finished Goods, packaging, labels, advertising materials and all supplies of every kind or nature which are used or may be used in manufacturing, selling, leasing, packing, shipping, advertising, leasing or furnishing of goods (including natural gas compressor units), whether now owned or hereafter acquired and wherever located.

               1.51 "LAWS" shall mean all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

               1.52 "LENDERS" shall mean the Noteholders and each Bank, and their respective participants, successors and assigns.

               1.53 "LETTERS OF CREDIT" shall mean any and all letters of credit issued by the Bank pursuant to the request of any of the Borrowers in accordance with the provisions of Section 2.2.5 hereof which at any time remain outstanding and subject to draw by the beneficiary, whether in whole or in part.

               1.54 "LETTER OF CREDIT EXPOSURE" means, at any date, the sum of
(a) the aggregate face amount of all drafts that may then or thereafter be presented by beneficiaries under all Letters of Credit then outstanding, PLUS
(b) the aggregate face amount of all drafts that the Letter of Credit Issuer has previously accepted under Letters of Credit but has not paid.

               1.55 "LETTER OF CREDIT ISSUER" means, for any Letter of Credit, BOK, or in the event BOK does not for any reason issue a requested Letter of Credit, another Bank designated by BOK to issue such Letter of Credit in accordance with Section 2.2.5 of this Agreement.

               1.56 "LIEN" shall mean any mortgage, pledge, security interest, assignment, encumbrance, lien (statutory or otherwise), contractual deposit arrangement or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any production payment, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction or other type or similar form of public notice under the Laws of any jurisdiction for the purpose, or having the effect of, protecting a creditor against loss or securing the payment or performance of an obligation).

               1.57 "LOAN DOCUMENTS" shall mean this Agreement, the Note, the Security Instruments and all other documents, instruments and certificates executed and delivered to the Collateral Agent on behalf of the Lenders by the Borrowers pursuant to the terms of this Agreement.

               1.58 "LOANS" shall mean all advances made and Letter of Credit draws funded hereunder pursuant to the Revolving Credit Commitment, including all sums evidenced by the Bank Note.

               1.59 "MORTGAGED PROPERTY" shall mean the property covered by the Oil and Gas Mortgage defined in Section 5.1(b) of this Agreement.

               1.60 "MORTGAGES" shall mean the Aircraft Chattel Mortgage, Oil and Gas Mortgage and the Real Estate Mortgage, collectively.

               1.61 "MULTIEMPLOYER PLAN" shall mean any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

               1.62 "NET WORTH" shall mean, on any date as of which the amount thereof is to be determined, the sum of the following determined on a consolidated basis in accordance with GAAP:

                    (a)  The amount of stated capital (less cost
               of treasury shares),

               PLUS

                    (b)  The amount of surplus and retained
               earnings (or, in the case of surplus or retained earnings deficit, minus the amount of such deficit).

               1.63 "NOTE" shall mean the Bank Note.

               1.64 "NOTE PURCHASE AGREEMENTS" shall collectively mean the Senior Note Agreement and the Subordinated Note Agreement.

               1.65 "NOTEHOLDERS" shall mean Prudential and the other holders of the Pru Notes.

               1.66      "OBB RATIO" shall have the meaning ascribed thereto in
Section 2.2.1 hereof.

               1.67 "OIL AND GAS MORTGAGE" shall have the meaning assigned to that term in Section 5.1(b) hereof.

               1.68 "OPA" shall mean the Oil Pollution Act of 1990, as amended, together with all regulations and rulings promulgated with respect thereto.

               1.69 "OUACHITA ASSETS" shall mean the Property as described and defined in the Asset Purchase Agreement.

               1.70 "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor entity.

               1.71 "PERCENTAGE INTEREST" is defined in Section 10.1 hereof.

               1.72 "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, agency or political subdivision thereof.

               1.73 "PLAN" shall mean any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by ECS or any ERISA Affiliate.

               1.74 "PLEDGE AGREEMENTS" shall have the meaning ascribed thereto in Section 5.1(d) hereof below.

               1.75 "POLLUTING SUBSTANCES" shall mean all pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in CERCLA/SARA, RCRA/HSWA and in the HMTA; provided, in the event either CERCLA/SARA, RCRA/HSWA or HMTA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided further, to the extent that the Laws of any State or other Tribunal establish a meaning for "hazardous substance, "hazardous waste," "hazardous material," "solid waste" or "toxic substance" which is broader than that specified in CERCLA/SARA, RCRA/HSWA, or HMTA, such broader meaning shall apply.

               1.76 "PRU NOTES" shall mean the Senior Notes and the Subordinated Notes.

               1.77 "PRUDENTIAL" shall mean The Prudential Insurance Company of America or any one or more of its affiliates or subsidiaries that are parties to either of the Note Purchase Agreements.

               1.78 "PRUDENTIAL OBLIGATIONS" shall mean all obligations of ECS and its Subsidiaries to Prudential or the Noteholders under the Note Purchase Agreements and the Guaranty Agreements.

               1.79 "RAW MATERIALS" shall mean that portion of the Inventory which constitutes parts, components, accessories and materials to become a part of the Finished Goods.

               1.80 "RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended, together with all regulations and rulings promulgated with respect thereto.

               1.81 "REAL ESTATE MORTGAGES" shall have the meaning ascribed thereto in Section 5.1(c).

               1.82 "REGISTER" is defined in Section 11.1.3 of this Agreement.

               1.83 "REQUIRED BANKS" with respect to any approval, consent, modification, waiver or other action to be taken by the Administrative Agent or the Banks under the Loan Documents which require action by the Required Banks, such Banks that own 66 2/3% of the outstanding Percentage Interests (it being stipulated that notwithstanding BOK's Percentage Interest set forth in
Section 10.1 hereof, that for so long as BOK is the only Bank under this Agreement, BOK shall be deemed to be the holder of 100% of the outstanding Percentage Interest for purposes of the definition of "Required Banks" as contemplated hereby), except only as otherwise provided in Section 10.6 of this Agreement.

               1.84 "RESPONSIBLE OFFICER" shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of a Transaction Party or any other officer of such Transaction Party involved principally in its financial administration or its controllership function.

               1.85 "REVOLVING CREDIT BORROWING BASE" shall mean an amount equal to the sum of (x) the LESSER of (i) fifty percent (50%) of the aggregate sum of Equity's and Ouachita Energy's most recent compressor parts inventory book value determined pursuant to GAAP (lower of cost or market value) or (ii) $1,000,000; plus (y) a multiple equal to five (5) times the aggregate sum of Borrowers' compressor fleets most recent six (6) month trailing Compressor Operating Income (per GAAP), adjusted quarterly effective as of the first day of each March, June, September and December commencing as of December 1, 1997, based on the last day of each calendar quarter (initially the calendar quarter ending September 30, 1997), all pursuant to the provisions hereof but, at the Banks' sole discretion, future fleet acquisitions by Borrowers requiring a Revolving Credit Loan advance under Article II hereof may be included in the Revolving Credit Borrowing Base following each Bank's review and approval of the data submitted by Borrowers in support thereof; plus (z) the Oil and Gas Collateral Borrowing Base (as redetermined semi-annually in accordance with Section 4.1 hereof as rolled forward to the next Oil and Gas Borrowing Base determination date (either May 31 or November 30 as the case may be).

               1.86 "REVOLVING CREDIT COMMITMENT" shall mean the agreement of the Banks (initially only BOK) to make Revolving Credit Loans under Article II of this Agreement in the maximum outstanding principal amount of $40,000,000 pursuant to the terms and conditions hereof and subject to the limitations hereof, from the Closing Date until the Conversion Date, or such later date as the Banks may extend the Commitments to make Revolving Credit Loans by an extension in writing, unless earlier terminated pursuant to the terms hereof.

               1.87 "REVOLVING CREDIT LOANS" shall mean the advances to the Borrowers described in Article II of this Agreement, including the sum of unfunded, outstanding Letters of Credit issued pursuant thereto.

               1.88 "SARA" shall mean the Superfund Amendments and Reauthorization Act of 1987, as amended, together with all regulations and rulings promulgated with respect thereto.

               1.89 "SECURITY AGREEMENT" shall have the meaning assigned to that term in Article V of this Agreement.

               1.90 "SECURITY INSTRUMENTS" shall mean the Aircraft Chattel Mortgage, the Oil and Gas Mortgage, the Real Estate Mortgages, the Declaration (defined in Section 5.1), the Security Agreement, the Pledge Agreements, the Guaranty Agreements and all other financing statements, assignments, security agreements, pledges, lien entry forms, documents or writings and any and all amendments, modifications and supplements thereto or restatements thereof, granting, conveying, assigning, transferring or in any manner providing the Bank with a security interest in any property as security for the repayment of all or any part of the Bank Obligations.

               1.91 "SENIOR NOTE AGREEMENT" shall mean the Senior Note Agreement between ECS and Prudential dated as of July 31, 1997 (pertaining to the Senior Notes).

               1.92 "SENIOR NOTES" shall mean the Senior Notes (in the maximum aggregate principal amount of $5,000,000) issued by ECS pursuant to the Senior Note Agreement.

               1.93 "SENIOR OBLIGATIONS" shall mean the Bank Obligations and the Senior Prudential Obligations.

               1.94 "SENIOR PRUDENTIAL OBLIGATIONS" shall mean the obligations of ECS to Prudential and the other Noteholders under the Senior Notes pursuant to the Senior Note Agreement.

               1.95 "SGA" shall mean Selling, General and Administrative Expenses of Borrowers, on a consolidated basis (per GAAP).

               1.96 "SPECIFIED SALES PROCEEDS" shall mean:

                    (a) with respect to the sale of any of the Mortgaged Property, the greater of (i) sixty-five percent (65%) of the sales price of such Mortgaged Property, or (ii) sixty-five percent (65%) of the discounted present worth of the Mortgaged Property being sold as evaluated and determined by the most recent semi-annual engineering report required by Section 4.1 hereof. (In the event the oil and gas properties sold were not individually evaluated in the most recent engineering reports, 65% of the sales proceeds thereof shall be deemed the Specified Sales Proceeds thereof); and

                    (b) with respect to the sale of any compressor unit, the greater of (i) sixty-five percent (65%) of the sales price of such compressor unit; or (ii) sixty-five percent (65%) of the market value thereof stated in the most recent compressor appraisal provided pursuant to Section 2.9 hereof.

               1.97 "SUBORDINATED NOTE AGREEMENT" shall mean that certain Subordinated Note and Warrant Purchase Agreement between ECS and Prudential dated as of July 31, 1997 (pertaining to the Subordinated Notes and the Warrants).

               1.98 "SUBORDINATED NOTES" shall mean the Subordinated Notes (in the maximum aggregate principal amount of $15,000,000) issued by ECS pursuant to the Subordinated Note Agreement.

               1.99 "SUBORDINATED PRUDENTIAL OBLIGATIONS" shall mean the obligations of ECS and its Subsidiaries to Prudential and the other Noteholders under the Subordinated Notes, Guaranty Agreements and the Warrants pursuant to the Subordinated Note Agreement.

               1.100 "SUBSIDIARY" shall mean (i) any corporation, at least
50% of the total combined voting power of all classes of Voting Stock of which shall, at the time as of which any determination is being made, be owned by ECS either directly or through Subsidiaries, and (ii) any partnership, joint venture or similar entity if at least a 50% interest in the profits or capital thereof is owned by

ECS, either directly or through Subsidiaries (unless such entity can and does ordinarily take major business actions without the prior approval, direct or indirect, of ECS).

               1.101 "SWAPS" shall mean with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

               1.102 "TANGIBLE NET WORTH" shall mean Net Worth MINUS all assets which would be classified as intangible assets under GAAP, including (without limitation) good will, patents, franchises, organization costs, research and development costs, covenants not to compete and other deferred charges.

               1.103 "TAXES" shall mean all taxes, assessments, fees, or other charges or levies from time to time or at any time imposed by any Laws or by any Tribunal.

               1.104 "TERMINATION EVENT" shall mean (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Borrowers or any of their ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

               1.105 "TOTAL LENDER/CAPITALIZED LEASE OBLIGATIONS" shall mean the amount of all long term debt liabilities established pursuant to this Agreement and the Note Purchase Agreements plus all current maturities of long term Indebtedness of the Borrowers plus Capitalized Lease Obligations, all determined in accordance with GAAP on a consolidated basis.

               1.106 "TOTAL REVENUES" shall mean the total gross revenues of Borrowers on a consolidated basis (per GAAP).

               1.107 "TRANSACTION PARTIES" shall mean ECS, Equity, Sunterra and Ouachita Energy.

               1.108 "TRIBUNAL" shall mean any municipal, state, commonwealth, Federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.

               1.109 "TSCA" shall mean the Toxic Substances Control Act, as amended, together with all regulations and rulings promulgated with respect thereto.

               1.110 "VOTING STOCK" shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

               1.111 "WARRANTS" shall mean the Common Stock Purchase Warrants (evidencing rights to purchase an aggregate amount of 1,000,000 shares of common stock of ECS) issued by ECS pursuant to the Subordinated Note Agreement.

               1.112 "WHOLLY-OWNED" means, as applied to any Subsidiary of any Person, a Subsidiary at least 98% (by vote or value) of the outstanding equity interests (other than directors' qualifying shares, if required by law) of all classes, taken together as a whole, of which are at the time owned by such Person or by one or more of its Wholly-Owned Subsidiaries or by such person and one or more of the Wholly-Owned Subsidiaries.

               1.113 "WORK IN PROCESS" shall mean that portion of Inventory of Borrowers, including natural gas compressors, upon which manufacturing, assembling, fabricating or processing work has commenced but which does not yet constitute Finished Goods.

               ACCOUNTING PRINCIPLES, TERMS AND DETERMINATIONS. All references in this Agreement to "GAAP" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrowers and their Subsidiaries delivered pursuant to clause
(b) of Section 7.6 or, if no such statements have been so delivered, the most recent audited financial statements referred to in Section 8.3 hereof.



                                   ARTICLE II

                              REVOLVING CREDIT LOAN

               2.1  REVOLVING CREDIT LOANS.    Subject to recalculation of the
Revolving Credit Borrowing Base as defined in Section 2.4 hereof, the Banks agree, upon the terms and subject to the conditions hereinafter set forth, severally in accordance with their respective Percentage Interests and Commitments to make Revolving Credit Loans from time to time, on or after the Closing Date to the Borrowers jointly in an outstanding principal amount not to exceed the Bank Borrowing Base, the unpaid principal balance of which Revolving Credit Loans is convertible to a sixty (60) month term loan on March 31, 1999 (the "Conversion Date"), pursuant to Section 2.2.2 hereof.

               2.2 BANK NOTE. Concurrent with the closing hereof, the Borrowers will execute and deliver to the order of BOK their joint and several replacement promissory note in the original principal amount of $40,000,000, a copy of which is annexed hereto as EXHIBIT "A" and hereby made a part hereof (hereinafter referred to as the "Bank Note"), bearing interest payable monthly on the last day of every month commencing August 31, 1997, on unpaid balances of principal from time to time outstanding and on any past due interest at a variable annual rate as follows:

               2.2.1.    THROUGH MAY 31, 1999.   Initially from the Closing
Date through August 31, 1997, at a variable annual rate equal from day to day to Applicable Prime Rate minus .25% and thereafter equal from day to day to the Applicable Prime Rate less, if applicable, the percentage set forth below, such variable annual rate being adjustable quarterly as of the close of the second month after each calendar quarter (based on the immediately preceding calendar quarter end financial statement calculations and data) commencing as of August 31, 1997 (for the calendar quarter ended June 30, 1997) as follows:

          OBB Ratio                          Applicable Interest Rate
          ---------                          ------------------------
           > 80%                             Applicable Prime Rate
           -
           > 60% but < 80%                   Applicable Prime Rate
                                             minus .25%
           < 60%                             Applicable Prime Rate
           -                                 minus .50%

As used herein "OBB Ratio" shall mean the ratio of the average daily outstanding borrowings under the Bank Note for the most recently completed calendar quarter from the Closing Date (including unfunded portions of outstanding Letters of Credit issued hereunder) until the Conversion Date divided by the average daily Bank Borrowing Base as herein established and redetermined from time to time.

               2.2.2 AFTER MAY 31, 1999. The unpaid and outstanding principal balance of the Bank Note shall be converted on March 31, 1999 to a term loan ("Convertible Term Loan") payable in fifty-nine (59) consecutive monthly principal payments each equal to one-sixtieth (1/60th) of the LESSER of the convertible amount or the Bank Borrowing Base as redetermined as of December 31, 1998 (the "Redetermined Borrowing Base") payable on the last day of each calendar month commencing April 30, 1999, with the remaining principal and all accrued interest due and payable at final maturity on March 31, 2004. All payments received shall be applied first to accrued interest and then to the outstanding principal amount owing on the Bank Note. The variable annual rate of interest payable upon the indebtedness evidenced by the Bank Note from and including April 1, 1999, is subject to quarterly adjustment on the close of the second month after each calendar quarter (based on the immediately preceding calendar quarter end financial statement calculations and data) commencing as of May 31, 1999 (for the calendar quarter ended March 31, 1999), pursuant to the Coverage Ratio described below:

Coverage Ratio                    Applicable Interest Rate
--------------                    ------------------------
< 1.30 to 1                       Applicable Prime Rate
-
> 1.30 to 1 but < 1.50 to 1       Applicable Prime Rate
                -                 minus .25%
> 1.50 to 1                       Applicable Prime Rate
                                  minus .50%

As used herein "Coverage Ratio" shall mean for Borrowers the following:

               EBITDA for previous 6 month
DIVIDED BY     Previous 6 months of Bank Note principal and interest payments
               PLUS any other term indebtedness principal and interest payments for same 6 month period

               2.2.3. QUARTERLY CERTIFICATES. No later than each February 28, May 31, August 31 and November 30 of each year, commencing as of May 31, 1999, Borrowers shall submit to the Collateral Agent a quarterly certification signed by the Chief Financial Officer of ECS demonstrating the Borrowers' calculations of such Coverage Ratio in reasonable detail acceptable to each Bank.

               2.2.4. PAYMENTS/ADVANCES. Prior to the Conversion Date, the Borrowers may from time to time make prepayments of principal without premium or penalty, provided that on or after April 1, 1999, interest on the amount prepaid, accrued to the prepayment date, shall be paid on such prepayment date shall accompany such prepayment. The Borrowers may not reborrow any amounts paid or prepaid on the Bank Note on or after March 31, 1999. All payments and prepayments shall be made in lawful money of the United States of America. All outstanding principal of and unpaid accrued interest on the Bank Note not previously paid hereunder shall be due and payable at final maturity on March 31, 2004, unless such final maturity shall be extended by each Bank in writing or accelerated pursuant to the terms hereof. After maturity (whether by acceleration or otherwise) the Bank Note shall bear interest at the Default Rate, payable on demand. Interest shall be calculated on the basis of a year of 365 days but assessed for the actual number of days elapsed in each accrual period. In no event shall the outstanding and unpaid principal amount advanced on the Bank Note exceed $20,000,000 until November 30, 1997 (the "Initial Redetermined Borrowing Base Date") without the express prior written consent of each Bank.

               2.2.5. LETTERS OF CREDIT. Upon the Borrowers' application from time to time by use of BOK's standard form Letter of Credit Application Agreement and subject to the terms and provisions therein and herein set forth, BOK agrees to issue standby letters of credit on behalf of the Borrowers under the BOK Commitment in an aggregate unfunded amount not in excess of $500,000, provided that (i) no letters of credit shall be issued on behalf of or on the account of Borrowers with an expiry date later than March 31, 1999 and (ii) no letter of credit will be issued on behalf of or for the account of the Borrowers if at the time of issuance the outstanding amount of all unpaid Revolving Credit Loans (including the aggregate outstanding and unfunded amount of unexpired letters of credit then existing) under the Commitments as evidenced by the Bank Note plus the maximum amount of such Letter of Credit then being requested would exceed the Bank Borrowing Base. If any letter of credit is drawn upon at any time, each amount drawn, whether a full or partial draw thereon, shall be automatically reflected by the Bank as an advance on the Bank Note effective as of the date of BOK's honoring the sight draft. In consideration of BOK's agreement to issue standby letters of credit hereunder, the Borrowers agree to pay to BOK letter of credit fees equal to one and one-half percentage points (1.5%) per annum on the face amount of each letter of credit, which such fee shall be due and payable to BOK at the time of issuance of each applicable letter of credit.

               2.2.6 BANKS' PARTICIPATION IN LETTERS OF CREDIT. Upon the issuance of any Letter of Credit, a participation therein, in an amount equal to each Bank's Percentage Interest, shall automatically be deemed granted by the Letter of Credit Issuer to each Bank on the date of such issuance and the Banks shall automatically be obligated, as set forth in Section 10.4, to reimburse the Letter of Credit Issuer to the extent of their respective Percentage Interests for all obligations incurred by the Letter of Credit Issuer to third parties in respect of such Letter of Credit not reimbursed by the Borrowers. The Letter of Credit Issuer will send to each Bank a confirmation regarding the participations in Letters of Credit outstanding during such month.

               2.2.7 PRESENTATION. The Letter of Credit Issuer may accept or pay any draft presented to it, regardless of when drawn and whether or not negotiated, if such draft, the other required documents and any transmittal advice are presented to the Letter of Credit Issuer and dated on or before the expiration date of the Letter of Credit under which such draft is drawn. Except insofar as instructions actually received may be given by the Borrowers in writing expressly to the contrary with regard to, and prior to, the Letter of Credit Issuer's issuance of any Letter of Credit for the account of the Borrowers and such contrary instructions are reflected in such Letter of Credit, to the maximum extent permitted by law the Letter of Credit Issuer may honor as complying with the terms of the Letter of Credit and with this Agreement any drafts or other documents otherwise in order signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for benefit of creditors, liquidator, receiver or other legal representative of the party authorized under such Letter of Credit to draw or issue such drafts or other documents.

               2.2.8 UNIFORM CUSTOMS AND PRACTICE. The Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Letter of Credit Issuer (the "UNIFORM CUSTOMS AND PRACTICE"), shall be binding on the Borrowers and the Letter of Credit Issuer except to the extent otherwise provided herein, in any Letter of Credit or in any other Loan Document.
Anything in the Uniform Customs and Practice to the contrary notwithstanding:

                    (a) Neither the Borrowers nor any beneficiary of any Letter of Credit shall be deemed an agent of any Letter of Credit Issuer.

                    (b) With respect to each Letter of Credit, neither any Letter of Credit Issuer nor its correspondents shall be responsible, except to the extent required by law, for or shall have any duty to ascertain:

                         (i)   the genuineness of any signature;

                         (ii) the validity, form, sufficiency, accuracy, genuineness or legal effect of any endorsements;

                         (iii) delay in giving, or failure to give, notice of arrival, notice of refusal of documents or of discrepancies in respect of which any Letter of Credit Issuer refuses the documents or any other notice, demand or protest;

                         (iv) the performance by any beneficiary under any Letter of Credit of such beneficiary's obligations to the Borrowers;

                         (v) inaccuracy in any notice received by the Letter of Credit Issuer;

                         (vi) the validity, form, sufficiency, accuracy, genuineness or legal effect of any instrument, draft, certificate or other document required by such Letter of Credit to be presented before payment of a draft, or the office held by or the authority of any Person signing any of the same; or

                         (vii)  failure of any instrument to bear
                    any reference or adequate reference to such Letter of Credit, or failure of any Person to note the amount of any instrument on the reverse of such Letter of Credit or to surrender such Letter of Credit or to forward documents in the manner required by such Letter of Credit.

                    (c) Except as otherwise required by law, the occurrence of any of the events referred to in the Uniform Customs and Practice or in the preceding clauses of this Section 2.2.8 shall not affect or prevent the vesting of any of the Letter of Credit Issuer's rights or powers hereunder or the Borrowers' obligation to make reimbursement of amounts paid under any Letter of Credit or any draft accepted thereunder.

                    (d) The Borrowers will promptly examine (i) each Letter of Credit (and any amendments thereof) sent to it by a Letter of Credit Issuer and (ii) all instruments and documents delivered to it from time to time by such Letter of Credit Issuer. The Borrowers will notify the Letter of Credit Issuer of any claim of noncompliance by notice actually received within three Business Days after receipt of any of the foregoing documents, the Borrowers being conclusively deemed to have waived any such claim against such Letter of Credit Issuer and its correspondents unless such notice is given. The Letter of Credit

               Issuer shall have no obligation or responsibility to send any such Letter of Credit or any such instrument or document to the Borrowers.

                    (e) In the event of any conflict between the provisions of this Agreement and the Uniform Customs and Practice and
               Article 5 of the Uniform Commercial Code, the provisions of this Agreement shall govern to the maximum extent permitted by applicable law.

               2.2.9 SUBROGATION. Upon any payment by a Letter of Credit Issuer under any Letter of Credit and until the reimbursement of such Letter of Credit Issuer by the Borrowers with respect to such payment, the Letter of Credit Issuer shall be entitled to be subrogated to, and to acquire and retain, the rights which the Person to whom such payment is made may have against the Borrowers, all for the benefit of the Banks. The Borrowers will take such action as the Letter of Credit Issuer may reasonably request, including requiring the beneficiary of any Letter of Credit to execute such documents as the Letter of Credit Issuer may reasonably request, to assure and confirm to the Letter of Credit Issuer such subrogation and such rights, including the rights, if any, of the beneficiary to whom such payment is made in accounts receivable, inventory and other properties and assets of the Borrowers.

               2.2.10 MODIFICATION, CONSENT. If the Borrowers request or consent in writing to any modification or extension of any Letter of Credit, or waive any failure of any draft, certificate or other document to comply with the terms of such Letter of Credit, and if the Letter of Credit Issuer consents thereto, the Letter of Credit Issuer shall be entitled to rely on such request, consent or waiver. This Agreement shall be binding upon the Borrowers with respect to such Letter of Credit as so modified or extended, and with respect to any action taken or omitted by such Letter of Credit Issuer pursuant to any such request, consent or waiver.

               2.3.1. REVOLVING CREDIT ADVANCES. Each Revolving Credit Loan requested by the Borrowers hereunder shall (i) be requested from the Administrative Agent telephonically by ECS (as agent and attorney-in-fact for all of the Borrowers) or in writing by ECS pursuant to a Loan Advance Request delivered to the Administrative Agent, the form of which is annexed hereto as EXHIBIT "B-1", no later than 11:00 o'clock A.M. (applicable current time in Tulsa, Oklahoma) on the date upon which the advance is to be made; (ii) be in the amount of $10,000 or an integral multiple thereof (unless the amount then available to borrow is less than $10,000, in which event an advance may be made in the amount available); (iii) not cause the aggregate outstanding and unpaid principal amount of the Bank Note to exceed the Bank Borrowing Base; and (iv) be advanced by such Bank on the applicable date, provided the request is timely made in accordance with Section 2.3.1(i) hereof and all other conditions of funding are met. Borrowers hereby jointly and severally irrevocably appoint ECS as the Borrowers' duly authorized agent and attorney in fact for all purposes hereunder in connection with Revolving Credit Loans and applications for the issuance of letters of credit pursuant to this Article II, including (without limitation) the execution and delivery to the Administrative Agent for and on behalf of the Borrowers of all Loan Advance Requests and letters of credit applications. In consideration of the Banks permitting telephonic requests for advances, Borrowers state that they fully understand the risk attendant thereto, agree to accept all such risk and hold the Administrative Agent and the Banks harmless from any loss which any of the Borrowers may incur by reason of an advance being made in response to a telephonic request whether such is caused by mistake or negligence of the Administrative Agent or the Banks or otherwise, unless it is judicially established that such loss was due to the gross negligence and wanton disregard of the Administrative Agent or the Banks. All advances made by the Banks shall, for mutual convenience, be deposited to Borrowers' joint general deposit account No. 207937943 with BOK or a comparable joint general deposit account with an affiliated financial institution of BOK acceptable thereto (the "General Account"), and neither the Administrative Agent nor the Banks shall have any responsibility to monitor the distribution of such advances in any other respect.

               2.3.2. PAYMENTS/VOLUNTARY PREPAYMENTS. All advances made by each Bank on the Bank Note and all payments or prepayments of principal and interest thereon made by the Borrowers shall be recorded by each Bank in its records, and the aggregate unpaid principal amount so recorded shall be conclusive evidence of the principal amount owing and unpaid on the Bank Note. The failure to so record shall not, however, limit or otherwise affect the obligations of the Borrowers hereunder or under the Bank Note to repay the principal amount of each Revolving Credit Loan together with all interest accrued thereon. If additional lines or blanks shall be needed for the purpose of recording advances or payments on the schedule, one or more additional schedules may be annexed to the Bank Note and shall become a part thereof. All payments and prepayments shall be made in lawful money of the United States of America. Any payments or prepayments on the Bank Note received by BOK after 2:00 o'clock P.M. (applicable current time in Tulsa, Oklahoma) shall be deemed to have been made on the next succeeding Business Day. All outstanding principal of and accrued interest on the Bank Note not previously paid hereunder shall be converted to the Convertible Term Loan on the Conversion Date, unless such maturity shall be extended by each Bank in writing or accelerated pursuant to the terms of the Intercreditor Agreement and hereof.

               2.4 REVOLVING CREDIT BORROWING BASE. The Borrowers will not request, nor will they accept, the proceeds of any Revolving Credit Loans or advance under the Bank Note at any time when the amount thereof, together with the unpaid principal amount of the Revolving Credit Note and outstanding but unfunded letters of credit, exceeds the Bank Borrowing Base or, in the case of an advance requested to fund an acquisition (asset or stock), the terms thereof do not fully satisfy the requirements of Section 2.8 hereof below. Through November 30, 1997, the Initial Redetermined Borrowing Base Date, the Revolving Credit Borrowing Base shall in no event exceed $27,300,000. Each of the BOK Borrowing Base, the Bank Borrowing Base and the Revolving Credit Borrowing Base shall be redetermined initially as of the Initial Redetermined Borrowing Base Date (November 30, 1997) and as of any subsequent quarterly redetermined borrowing base date (each February 28 or 29, May 31, August 31 and November 30) and as of the effective date of any sale(s) pursuant to Sections 3.1 or 3.2 hereof.

               2.5 VARIANCE FROM BANK BORROWING BASE. Any Revolving Credit Loan shall be conclusively presumed to have been made to the Borrowers by each Bank under the terms and provisions hereof and shall be secured by all of the Collateral and security described or referred to herein or in the Security Instruments, whether or not such loan conforms in all respects to the terms and provisions hereof. If the Banks should (for the convenience of the Borrowers or for any other reason) make loans or advances which would cause the unpaid principal amount of the Bank Note to exceed the amount of the BOK Borrowing Base (for so long as BOK is the only Bank hereunder) or the Bank Borrowing Base, no such variance, change or departure shall prevent any such loan or loans from being secured by the Collateral and security created or intended to be created herein or in the Security Instruments. None of the BOK Borrowing Base, the Bank Borrowing Base nor the Revolving Credit Borrowing Base shall in any manner limit the extent or scope of the Collateral and security granted for the repayment of the Bank Note (or any other Bank Obligations) or limit the amount of indebtedness under the Bank Note (or any other Bank Obligations) to be secured.

               2.6 REVOLVING CREDIT MANDATORY PREPAYMENTS. The Borrowers shall make mandatory prepayments from time to time on the Bank Note as required by Section 4.2 hereof below. Borrowers also shall make mandatory prepayments on the Bank Note concurrent with and at each time prepayments are made under paragraph 4(B) of the Senior Note Agreement, the amount of which such prepayments to the Administrative Agent on the Bank Note shall be ratable and pari passu with the prepayments on the Senior Notes in accordance with the Intercreditor Agreement.

               2.7 AMENDMENT FEE/COMMITMENT FEES. Borrower shall pay a $20,000 non-refundable amendment fee to BOK on the Closing Date. From the Closing Date until the earlier of the Conversion Date or the date the Revolving Credit Commitment is terminated, the Borrowers shall pay ratably to the Administrative Agent for the benefit of the Banks, as a commitment fee for their Commitments, an amount equal to three-eights of one percentage point (0.375%) per annum of the amount by which the then applicable Bank Borrowing Base exceeds the outstanding unpaid principal balance of the Bank Note from time to time computed daily on the basis of a calendar year of 365 days but assessed for the actual number of days elapsed during each accrual period. Such fee shall be payable quarterly as the same accrues on the fifteenth (15th) day after the end of each quarter-annual period ending March 31, June 30, September 30 and December 31, commencing October 15, 1997 (for that portion of the calendar quarter from the Closing Date through such September 30, 1997 fiscal quarter ending date), and at the Conversion Date of the Bank Note, whether by acceleration or otherwise. The amount of Commitment Fees payable for each such a quarter shall be paid by a debit to the joint General Account of Borrowers (as more particularly described in Section 2.3 hereof) in such amount. For the purposes of this
Section 2.7 and Section 12.9 hereof, Borrowers hereby jointly appoint BOK their attorney-in-fact for the execution and performance of such debit, and hereby absolve the Banks of any loss or negligence arising by virtue of its exercise of such power, except for gross negligence or willful misconduct.
Said power shall be deemed a power coupled with an interest and shall be irrevocable.

               2.8 SPECIAL ACQUISITION BORROWING BASE MID-PERIOD ADJUSTMENTS. The Borrowers may request the Banks to undertake a review and possible adjustment of the Revolving Credit Borrowing Base other than at one of the regularly scheduled redetermination dates pursuant hereto ("Mid-Period Adjustment"). A Mid-Period Adjustment may be requested by the Borrowers to adjust the Revolving Credit Borrowing Base as a result of a completed acquisition, a prospective acquisition, or otherwise. The undertaking of any such Mid-Period Adjustment shall be at the Banks' sole discretion. Notwithstanding the foregoing, to the extent Borrowers request the Banks to undertake more than one (1) Mid-Period Adjustment during any consecutive twelve
(12) month period, the Banks shall be entitled to collect a reasonable fee for each such additional Mid-Period Adjustment not to exceed $1,000 each. In the event a Mid-Period Adjustment is requested by the Borrowers to include in the Revolving Credit Borrowing Base, prior to the consummation of an acquisition, the value of assets to be acquired in such acquisition, in addition to the requirements of Section 2.4 hereof above, such Mid-Period Adjustment and any requested Revolving Credit Loan advance is subject to satisfaction of each of the following conditions precedent: (i) no Change in Control has occurred or will result from the contemplated acquisition, and (ii) the Administrative Agent's review and approval of the assets being acquired (in accordance with the Revolving Credit Borrowing Base formula then in effect).

               2.9 ANNUAL APPRAISAL OF COMPRESSORS. During April of each calendar year, commencing as of April, 1998, detailed and comprehensive current annual orderly liquidation value appraisals of the combined compressor unit lease fleets of Borrowers prepared at the sole cost and expense of the Borrowers by an outside third party appraiser acceptable to the Collateral Agent shall be delivered to the Collateral Agent.



                                   ARTICLE III

                            SALE PROCEEDS/PREPAYMENTS

               3.1 PROCEEDS OF SALE OF MORTGAGED PROPERTY. In the event any interest in any of the Mortgaged Property is sold prior to the Conversion Date, all net sales proceeds of any such sale or sales in excess of $250,000 in the aggregate (including any prior sales permitted hereunder) during any consecutive twelve (12) month period shall be applied initially in reduction of the principal balance of the Bank Note; provided, however, to the extent a Revolving Credit Borrowing Base deficiency pursuant to Section 4.2 hereof results from or is caused thereby, such portion of the net sales proceeds as are necessary to satisfy the Section 4.2 deficiency shall be applied ratably between the Senior Obligations in accordance with their respective outstanding principal amounts (as adjusted by the election of the Noteholders of the Senior Notes not to take their ratable share of such prepayments) prior to application of the remainder of such net proceeds as a principal prepayment on the Bank Note; and further PROVIDED, HOWEVER, no such sale or sales in excess of $250,000 in the aggregate during any consecutive twelve (12) month time period shall occur without the prior written consent of the Banks and the Collateral Agent. For purposes of this section, "sale proceeds" shall mean the gross sales price of such Mortgaged Property. Such sale(s) of Mortgaged Property in excess of $250,000 singularly or in the aggregate prior to the Conversion Date shall effect an automatic reduction of the Oil and Gas Collateral Borrowing Base in such amount and shall also permit the Banks, at their option, to effect a redetermination thereof, in accordance with the provisions of Section 4.1 hereof, excluding the Mortgaged Property being sold.

               3.2 SALE OF COMPRESSOR UNITS. In the event any of the compressor units of Borrowers are sold prior to the Conversion Date, all net sales proceeds of any such compressor unit sale or sales in excess of $1,000,000 in the aggregate (including any prior sales permitted hereunder) during any consecutive twelve (12) month period shall be applied initially in reduction of the principal balance of the Bank Note; provided, however, if a Revolving Credit Borrowing Base deficiency pursuant to Section 4.2 hereof results from or is caused thereby, such portion of the net sales proceeds as are necessary to satisfy the Section 4.2 deficiency shall be applied ratably between the Senior Obligations in accordance with their respective outstanding principal amounts (as adjusted by the election of the Noteholders of the Senior Notes not to take their ratable share of such prepayments) prior to application of the remainder of such net proceeds as a principal prepayment on the Bank Note; and PROVIDED, HOWEVER, no such sale or sales in excess of $1,000,000 in the aggregate during any consecutive twelve (12) month time period shall occur without the prior written consent of the Bank and the Collateral Agent. For purposes of this section, "sales proceeds" shall mean the net sales price of such compressor units. Such sale(s) of compressor unit(s) in excess of $1,000,000 singularly or in the aggregate prior to the Conversion Date shall effect an automatic reduction of the Revolving Credit Borrowing Base and shall also permit the Banks, at their option, to effect a redetermination thereof in accordance with the provisions of Section 2.4 hereof, excluding the unit(s) being sold.

               3.3 SALES OF MORTGAGED PROPERTY/COMPRESSOR UNITS AFTER CONVERSION DATE. In the event any interest in any of the Mortgaged Property or compressor units of Borrowers are sold after Conversion Date, the Specified Sales Proceeds of each such sale or sales shall be remitted by Borrowers to the Collateral Agent for distribution by the Collateral Agent to the Lenders in accordance with the priorities set forth in the Intercreditor Agreement (i.e., ratably between the holders of the Bank Note and the Noteholders of the Senior Notes and in extinguishment of all Bank Obligations and Senior Prudential Obligations in accordance with their respective outstanding principal amounts (as adjusted by the election of the Noteholders of the Senior Notes not to take their ratable share of such prepayments) prior to any distribution thereof to the holders of the Subordinated Notes), such remittance to be in addition to and not in lieu of any prepayment obligations of Borrowers pursuant to Section 4.2 hereof; provided, however, no such sale or sales in excess of $1,000,000 in the aggregate during any consecutive twelve (12) month time period shall occur without the prior written consent of the Bank and the Collateral Agent.

                                   ARTICLE IV

                      OIL AND GAS COLLATERAL BORROWING BASE

               4.1  SEMI-ANNUAL ENGINEERING REPORTS (OIL AND GAS PROPERTIES).

               (a) The Borrowers shall deliver to BOK at the Borrowers' cost by each April 20 and October 20, commencing October 20, 1997 such current data, reports and engineering information as is necessary or appropriate for BOK's engineers or any other independent petroleum engineer acceptable to the Bank to compile and prepare by each May 31 and November 30 (commencing November 30,
1997) an engineering report in form and substance satisfactory to BOK, evaluating the proven producing oil and gas reserves attributable to Sunterra's aggregate interest in the Mortgaged Property (as defined in subsection (b) below), together with the expenses attributable thereto. The engineering data and information furnished to BOK by or on behalf of the Sunterra shall be accompanied by such other information as shall be requested by BOK in order for it to make its determination of the Oil and Gas Collateral Borrowing Base, and by a certificate of the Borrowers certifying that Sunterra has good and defensible title to the Mortgaged Properties valued and that payments are being received from purchasers of production with respect to said interests. At any time after thirty (30) days of the receipt of such information and in no event later than each May 31 and November 30 (commencing November 30, 1997) BOK, on behalf of the Banks, shall (i) make a determination of the present worth, using such pricing and discount factor as it deems appropriate pursuant to BOK's then applicable energy lending and engineering policies, procedures and pricing parameters, of the future net revenue estimated by BOK to be received by Sunterra from production from the Mortgaged Properties so evaluated, multiplied by a percentage then determined by BOK to be appropriate on the basis of BOK's then applicable energy lending criteria; and (ii) report in writing subject to Prudential's right on behalf of the Noteholders to review the same upon submission thereto by the Administrative Agent not less than ten (10) days prior to the applicable May 31 and November 30 redetermination date. If Prudential's determination differs from the Banks' determination and the Banks and Prudential are unable to reach an agreement concerning the amount of the redetermined Oil and Gas Borrowing Base by the then applicable May 31 or November 30, as the case may be, the lower of the two Oil and Gas Borrowing Base valuation amounts shall be automatically set by the Administrative Agent and forwarded to the Borrowers as the redetermined amount of such evaluated oil and gas properties (the "Oil and Gas Collateral Borrowing Base"). The good faith determinations of BOK and Prudential in such respects shall be conclusive.

               (b) The term "Mortgaged Property" shall refer only to such properties covered by the Oil and Gas Mortgage (or a supplemental mortgage or deed of trust, duly executed, acknowledged and delivered by Sunterra to the Collateral Agent in form satisfactory to counsel for the Banks) and which properties are, at the time:

                     (i)  Particularly and adequately
               described under the Oil and Gas Mortgage or other supplemental mortgage or deed of trust;

                    (ii)  Completed or developed (in the case of
               oil and gas leases) to the extent that value is being assigned to them by BOK in connection with such evaluation and BOK has determined that such properties are capable of producing oil or gas in commercial quantities; and

                    (iii) Approved as to title to the satisfaction
               of the Collateral Agent.

               4.2 COLLATERAL DEFICIENCY. Should the unpaid outstanding principal balance of the Senior Obligations (including the unfunded portion of outstanding Letters of Credit issued by BOK or other Banks pursuant hereto) be greater than the Revolving Credit Borrowing Base in effect at such time, the Collateral Agent shall notify the Borrowers in writing of the existence and amount of such deficiency. Within fifteen (15) days from and after the date of any such deficiency notice the Borrowers shall notify the Collateral Agent in writing of their election to:

                    (a)  Make ratable prepayments upon the Bank
               Note and the Senior Notes to the extent of such deficiency (unless the Noteholders of the Senior Notes elect not to take such prepayment pursuant to paragraph 4(B)(ii) of the Senior Note Purchase Agreement) in an amount sufficient to reduce the unpaid principal amount of the Senior Obligations to an amount equal to or less than the amount of the Revolving Credit Borrowing Base; or

                    (b)  Make ratable mandatory equal monthly
               principal prepayments on the Bank Note and Senior Notes to the extent of such deficiency (unless the Noteholders of the Senior Notes elect not to take such prepayment pursuant to paragraph 4(B)(ii) of the Senior Note Purchase Agreement) due on the next six (6) successive monthly interest installment due dates on the Bank Note equal in an aggregate amount that will reduce the outstanding principal balance of the Senior Obligations to the projected Revolving Credit Borrowing Base as of the next immediate semi-annual redetermination of the Oil and Gas Collateral Borrowing Base in accordance with the provisions of Sections 2.4 and 4.1(a) hereof.

All of prepayments made pursuant to paragraphs (a) and/or (b) of this
Section 4.2 with respect to the Bank Note shall be made to the Administrative Agent. If the Borrowers shall have elected to make a prepayment under Section 4.2(a) hereof, such prepayment shall be due within fifteen (15) days after the Borrowers shall have notified the Collateral Agent of such election.


                                    ARTICLE V

                                    SECURITY

               5.1 COLLATERAL. The repayment of the Bank Obligations and the Prudential Obligations shall be secured by the following (the collateral described herein and in the Security Instruments being collectively referred to as the "Collateral"):

                    (a)  A continuing security interest
               pertaining thereto of first priority in, and/or assignment, as security, of:

                           (i) all of the natural gas
                    compressor units and fleets of each of the Borrowers, including such compressor fleets of Borrowers more particularly described on
                    Schedule 3 annexed to the Security Agreement including all equipment, machinery, tools, blueprints, plans and fixtures, whether now owned or hereafter acquired and all spare parts, Raw Materials, accessories, components, replacements or substitutions thereof and therefor;

                          (ii) all of the Equipment and
                    Inventory of each of the Borrowers, wherever located and whether now owned or hereafter acquired, including without limitation, all vehicles and other types of rolling stock, all airplanes, and all materials, parts, spare parts, components and supplies of every kind and description, of the Borrowers, including all such Equipment and Inventory located at (x) the fabrication maintenance facilities in Columbia, Marion County, Mississippi, and West Monroe, Ouachita Parish, Louisiana, (y) the yards and/or storage areas of Borrowers as more particularly described on Schedule 4 annexed to the Security Agreement and at all other locations wherever they may be;

                         (iii) all accounts, lease receivables,
                    reimbursements, notes receivable, contracts, contract rights, general intangibles, chattel paper, documents and instruments arising out of the sale, lease or management of compressor units or compressor fleets or services rendered and any and all agreements for the sale or lease of compressor units or products or furnishing of services pertaining thereto by any of the Borrowers, including without limitation, all employment agreements, lease fleet agreements, sales contracts and purchase orders;

                    (iv) all general intangibles of any
                    one, more or all of the Borrowers, whether now owned or hereafter acquired, including without limitation the following arising out of, in connection with or pertaining to the lease, sale, maintenance, construction or transportation of natural gas compressor units:

                              (a)  all lease and sales
                         contracts, purchase orders and employee
                         agreements;

                              (b)  all processes, formulae,
                         scientific and/or technical
                         information, trade secrets, customer
                         lists, plans, reports, samples,
                         prototypes, know-how, all items in
                         application, development or other
                         pending status and all similar items
                         which are used in connection with
                         Borrowers' conduct of their natural gas
                         compressor business; and

                              (c)  all of Borrowers' rights,
                         titles, interests, and benefits under
                         all partnerships and joint venture
                         agreements between any of the Borrowers
                         and any other Person and under all
                         leases of natural gas compressors units
                         (whether as lessor or lessee);
                         provided, however, that neither the
                         Collateral Agent nor the Banks hereby
                         assume any liabilities, obligations or
                         responsibilities in connection
                         therewith;

                           (v)   all fixtures, furniture and
                    equipment of Borrowers, now owned or
                    hereafter acquired, all additions,
                    accessions, and substitutions thereto and therefor, and all accessories, parts and equipment now or hereafter affixed or used in connection with

                    (i) Equity's real property located in
                    Columbia, Marion County, Mississippi, or
                    Equity leasehold interest in real property located in Oklahoma City, Oklahoma County, Oklahoma, and in or near Kilgore, Texas, and (ii) Ouachita Energy's real property in West Monroe, Ouachita Parish, Louisiana, respectively, and described on schedules attached to the Security Agreement, and all goods and other fixtures, furniture and equipment acquired with the proceeds thereof;

                         (vi)   all cash, money, certificates
                    of deposit, time deposits and demand
                    deposits of any one, more or all of
                    Borrowers, at any time in the possession or control of the Bank;

                         (vii)   all ledgers, journals, books,
                    records, vouchers, shipping tickets,
                    receipts, sales memoranda, contracts,
                    partnership agreements, joint venture
                    agreements, correspondence and other
                    writings, data or papers evidencing or
                    relating to the items or types of collateral described above in subsections (i) through
                    (vi), inclusive; and

                         (viii)  all products and proceeds of
                    and all replacements, additions,
                    substitutions, accessories, appurtenances, and parts for, the items or types of collateral described above in subsections
                    (i) through (vii), inclusive, whether now owned or hereafter acquired including, without limitation insurance proceeds.

                    (b)  A first mortgage lien in and to
               Sunterra's Mortgaged Property as more
               particularly described in the Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment (with power of sale) dated as of June 11, 1993, as amended by the First Amended and Supplemental Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment (with Power of Sale) dated as of April 13, 1994, as further amended by the Second Amended and Supplemental Mortgage, Deed of Trust and Assignment (with Power of Sale) dated as of September 1, 1995, as further amended by the Third Amended and Supplemental Mortgage, Deed of Trust and Assignment (with Power of Sale) dated as of March 31, 1997, and as further amended by the Amended and Restated Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment (with Power of Sale) dated as of even date herewith, and which instruments collectively cover and encumber producing oil, gas and other leasehold and mineral interests situated in Arkansas, Oklahoma and Texas (collectively the "Oil and Gas Mortgage");

                    (c)  A (i) first priority Deed of Trust,
               Assignment of Rents, Security Agreement and
               Financing Statement (with power of sale) in and to Equity's fabrication maintenance facility in Columbia, Marion County, Mississippi and
               (ii) first priority Multiple Indebtedness
               Mortgage Collateral Assignment and Security
               Agreement in and to Ouachita Energy's fabrication facility in West Monroe, Ouachita Parish, Louisiana (collectively the "Real Estate Mortgages");

                    (d)  Pledges and assignments of all capital
               stock in the Borrowers other than ECS and of all subsequently acquired or organized Subsidiaries of ECS in the form of the Pledge Agreement(s) described and defined in the Note Purchase Agreements (the "Pledge Agreements"); and

                    (e)  A first chattel mortgage lien and
               security interest in that certain 58P Beech
               Turbocharge under Federal Aviation Administration registration number N831JB, Aircraft Serial No. TJ-279 (the "Aircraft Chattel Mortgage").

               The foregoing mortgage liens, security interests, pledges and assignments shall be granted to the Collateral Agent, for the Banks and the Noteholders, as Secured Party, pursuant to the terms of (i) the Security Agreement and Assignment dated as of June 11, 1993, as amended by the First Amended and Restated Security Agreement and Assignment dated as of July 14, 1993, as further amended by the Second Amended and Restated Security Agreement and Assignment dated as of April 13, 1994, as further amended by the Third Amended and Restated Security Agreement and Assignment dated as of September 1, 1995, as further amended by the Fourth Amended and Restated Security Agreement and Assignment dated as of March 31, 1997, and as further amended by the Fifth Amended and Restated Security Agreement and Assignment dated as of even date herewith and in form and content acceptable to the Collateral Agent and its legal counsel (collectively the "Security Agreement"); (ii) the Oil and Gas Mortgage; (iii) the Real Estate Mortgages (including that certain Declaration of Immobilization by Ouachita Energy to be filed in Ouachita Parish, Louisiana (the "Declaration"));
               (iv) the Pledge Agreement(s); and (v) the
               Aircraft Chattel Mortgage; and the Borrowers shall execute such financing statements, letters in lieu of production forms, assignments, notices and other documents and instruments as shall be necessary or appropriate to perfect the mortgage liens and security interests thus created.

The Borrowers hereby acknowledge that all of the Collateral is granted to the Collateral Agent as security for the repayment of all of the Bank Obligations and the Prudential Obligations and that the Senior Obligations shall be secured ratably on a PARI PASSU basis pursuant to the Intercreditor Agreement and further that the Subordinated Prudential Obligations shall be secured on a subordinated and junior basis, inferior and subject in all respects to the prior rights of the Senior Obligations. If the Bank Note and all of the Pru Notes are paid in full or satisfied, but any portion of the Bank Obligations or the Prudential Obligations remain unsatisfied, the Collateral Agent may retain its security interest in all of the Collateral until the remaining Bank Obligations and the Prudential Obligations are paid in full, even if the value of the Collateral far exceeds the amount of Bank Obligations and the Prudential Obligations outstanding.

               5.2 LOCKBOX. Borrowers shall establish and maintain a joint lockbox in either BOK or a BOK affiliated financial institution acceptable to the Banks (the "Lockbox") pursuant to an agreement in form and substance satisfactory to the Banks which shall provide, in part, that: (a) Borrowers shall deposit all checks and other instruments with respect to their accounts and lease receivables, compressor management, maintenance, sales or rental proceeds and fees as well as all oil and gas production run checks (including, without limitation, the Mortgaged Properties) in the form received by them in the Lockbox, concerning which Lockbox none of the Borrowers shall have any access or right of withdrawal, (b) unless otherwise directed in writing by the Administrative

Agent, Borrowers shall direct all of their account debtors, natural gas compressor fleet/unit lessees, customers and purchasers of production to make all payments in respect to their accounts receivable directly to the Lockbox,
(c) the Administrative Agent shall deposit all collected items received by it to the General Account provided no Default shall have occurred and be continuing, and (d) if an Event of Default shall have occurred and be continuing, all such payments may be applied to the Bank Obligations and the Prudential Obligations, at such times and in such priorities and order, as set forth in the Intercreditor Agreement and upon termination of the Intercreditor Agreement, otherwise as the Administrative Agent may elect.

                                   ARTICLE VI

                          CONDITIONS PRECEDENT TO LOANS

               6.1 CONDITIONS PRECEDENT TO INITIAL REVOLVING CREDIT LOAN. The obligation of each Bank to make the initial Revolving Credit Loan under the Revolving Credit Commitment, is subject to the satisfaction of all of the following conditions on or prior to the Closing Date (in addition to the other terms and conditions set forth herein):

                    (a)  NO DEFAULT.  There shall exist no Event
               of Default or Default on the Closing Date.

                    (b)  REPRESENTATIONS AND WARRANTIES.  The
               representations, warranties and covenants set forth in Article VIII shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date.

                    (c)  BORROWERS' CERTIFICATES.  Each of the
               Borrowers shall have delivered to BOK a
               Certificate, dated as of the Closing Date, and signed by the President or Vice President and the Secretary of each of the Borrowers certifying (i) to the matters covered by the conditions specified in subsections (a) and (b) of this
               Section 6.1, (ii) that the Borrowers have performed and complied with all agreements and conditions required to be performed or complied with by them prior to or on the Closing Date,
               (iii) to the name and signature of each officer of each of the Borrowers authorized to execute and deliver the Loan Documents and any other documents, certificates or writings and to borrow under this Agreement, and (iv) to such other matters in connection with this Agreement which BOK shall determine to be advisable. BOK may conclusively rely on such Certificate until it receives notice in writing to the contrary.

                    (d)  PROCEEDINGS.  On or before the Closing
               Date, all corporate proceedings of each of the Borrowers shall be taken in connection with the transactions contemplated by the Loan Documents and shall be satisfactory in form and substance to BOK and its counsel; and BOK shall have received certified copies, in form and substance satisfactory to BOK and its counsel, of the Articles or Certificate of Incorporation and By-Laws of each of the Borrowers and the resolutions of the Board of Directors of each of the Borrowers, as adopted, authorizing the execution and delivery of the Loan Documents, the borrowings under this Agreement, and the granting of the security interests in the Collateral pursuant to the Security Instruments, to secure the payment of the Bank
               Obligations and the Prudential Obligations.

                    (e)  SECURITY INSTRUMENTS.  The Borrowers
               (including without limitation, Ouachita Energy) shall have delivered to the Collateral Agent, the Security Instruments, appropriately executed by all parties, attested, sealed, witnessed and acknowledged to the satisfaction of the Collateral Agent and dated as of the Closing Date, together with such financing statements, lien entry forms, pledges, stock powers, aircraft chattel mortgages, and other documents as shall be necessary and appropriate to perfect the Collateral Agent's security interests in the Collateral covered by said Security Instruments.

                    (f)  AMENDMENT FEE.  The Borrowers shall
               have paid to BOK the $20,000 non-refundable amendment fee.

                    (g)  OIL AND GAS MORTGAGE.  ECS, Sunterra,
               and Ouachita Energy shall have executed and delivered the Oil and Gas Mortgage described in
               Section 5.1(b) hereof above to the Collateral Agent (and where applicable to the Trustee) in multiple recordable form counterparts as reasonably required by the Collateral Agent.

                    (h)  REAL ESTATE MORTGAGES.  Borrowers shall
               have delivered to the Collateral Agent the Real
               Estate Mortgages in multiple recordable form counterparts as reasonably required by the Collateral Agent.

                    (i)  AIRCRAFT CHATTEL MORTGAGE.  Borrowers
               shall have delivered to the Collateral Agent the Aircraft Chattel Mortgage in multiple recordable form counterparts as reasonably required by the Collateral Agent.

                    (j)  TITLE.  Borrowers shall have provided
               the Collateral Agent with evidence satisfactory to the Collateral Agent and its legal counsel that Borrowers have valid, merchantable title to the Collateral, including (without limitation) title reports, title opinions (division order or otherwise regarding the Mortgaged Property, updated title opinion concerning the Mississippi real property encumbered by the Real Estate Mortgage and mortgage title insurance concerning the Louisiana real property encumbered by the Real Estate Mortgages) and true and complete duly executed releases and termination or, alternatively (if acceptable to BOK and Prudential) assignments (in recordable form) from the prior record holders or owner(s) thereof pertaining to all of the Collateral and where applicable pursuant to the Asset Purchase Agreement evidencing transfer of lawful title thereto from the predecessor of Ouachita Energy or the applicable Seller therein described and defined to the applicable Borrowers.

                    (k)  OPINION OF BORROWERS' COUNSEL.  BOK
               shall have received from Borrowers' counsel, Schlanger, Mills, Mayer & Grossberg, L.L.P., and from Conner & Winters and Lemler & Kelleher, local counsel in Oklahoma and Louisiana, respectively, favorable closing opinions, satisfactory in form, scope and substance to BOK and its counsel and the Collateral Agent.

                    (l)  SECURITY AGREEMENT.  Each of the
               Borrowers shall execute and deliver to the Collateral Agent the Fifth Amended and Restated Security Agreement described in Section 5.1 hereof above and ECS shall have executed and delivered to the Collateral Agent the Pledge Agreements, with all schedules and exhibits to each thereof completed to the Collateral Agent's satisfaction and applicable UCC financing statements duly executed and delivered by the appropriate Borrowers as deemed necessary or appropriate by the Collateral Agent to perfect the mortgage liens and security interest in the Collateral in favor of the Collateral Agent.

                    (m)  INTERCREDITOR AGREEMENT/PRUDENTIAL.
               Each Bank (including BOK individually and as
               Collateral Agent), the Borrowers and Prudential and any other Noteholders shall have entered into an Intercreditor Agreement in form and substance satisfactory to the Bank. The Note Purchase Agreement(s) as executed and delivered between Prudential and ECS shall be acceptable to the Banks, including without limitation, Prudential's acquisition of the Senior Notes, the Subordinated Notes and the Warrants in accordance with the Note Purchase Agreements.

                    (n)  OUACHITA MATTERS.  The Merger Agreement
               and the Asset Purchase Agreement shall be closed concurrently herewith and become effective in accordance with their respective terms, provisions and conditions or otherwise in a manner satisfactory to BOK in its sole discretion.

                    (o)  OTHER INFORMATION.  BOK shall have
               received such other information, documents and assurances as shall be reasonably requested thereby, including without limitation, applicable Form UCC-11 or equivalent reports, judgment and tax lien searches concerning Borrowers and the Collateral, certificates of insurance naming the Collateral Agent as loss payee and as mortgagee, such other information with respect to the natural gas compressor fleets/units of Borrowers as shall be requested by the Collateral Agent and such documentation satisfactory in form and substance to the Collateral Agent demonstrating that the Loans advanced hereunder as evidenced by the Bank Note at all times (including without limitation the prepayment provisions of Paragraph 4 of the Senior Note Agreement) rank pari passu in right of payment with the Senior Notes and are at all times (including without limitation the prepayment provisions of Paragraph 4 of the Subordinated Note Agreement) paramount, senior and prior in right of payment with the Subordinated Notes.

               6.2 CONDITIONS PRECEDENT TO ALL REVOLVING CREDIT LOANS. None of the Banks shall be obligated to make any Revolving Credit Loan or convert the Bank Note on the Conversion Date as contemplated by Sections 2.1 and 2.2 hereof
(i) if at such time any Event of Default shall have occurred or any Default shall have occurred and be continuing; (ii) if any of the representations, warranties and covenants contained in Article VIII of this Agreement shall be false or untrue in any material respect on the date of such loan, as if made on such date; or (iii) unless the Bank Borrowing Base will support the additional Revolving Credit Loan being requested. Each request by the Borrowers for an additional Revolving Credit Loan shall constitute a representation by the Borrowers that there is not at the time of such request an Event of Default or a Default, and that all representations, warranties and covenants in Article VIII of this Agreement are true and correct on and as of the date of each such request.

                                   ARTICLE VII

                                    COVENANTS

               The Borrowers covenant and agree with each Bank that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all Bank Obligations and the performance of all other obligations of the Borrowers under this Agreement, unless each Bank shall otherwise consent in writing:

               7.1 PAYMENT OF TAXES AND CLAIMS. Each of the Borrowers will pay and discharge or cause to be paid and discharged all Taxes imposed upon the income or profits of the Borrowers or upon the property, real, personal or mixed, or upon any part thereof, belonging to the Borrowers before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; PROVIDED HOWEVER, that none of the Borrowers shall be required to pay and discharge or cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and each of the Borrowers shall pay such Tax, charge or claim before any property subject thereto shall become subject to execution.

               7.2 MAINTENANCE OF CORPORATE EXISTENCE. Each of the Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and will continue to conduct and operate its business substantially as being conducted and operated presently. Each of the Borrowers will become and remain qualified to conduct business in each jurisdiction where the nature of the business or ownership of property by such Borrower may require such qualification.

               7.3 PRESERVATION OF PROPERTY. Each of the Borrowers will at all times maintain, preserve and protect all franchises and trade names and keep all the remainder of its properties which are used or useful in the conduct of its respective businesses whether owned in fee or otherwise, or leased, in good repair and operating condition; from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and comply with all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereunder.

               7.4 INSURANCE. Each of the Borrowers will keep or cause to be kept adequately insured by financially sound and reputable insurers its plants, equipment, compressor units (whether owned or leased) motor vehicles, and all other property of a character usually insured by businesses engaged in the same or similar businesses. Upon demand by the Bank any insurance policies covering the Collateral shall be endorsed to provide for payment of losses to the Bank as its interest may appear, to provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty days prior notice to the Bank, and to provide for any other matters which the Bank may reasonable require; and such insurance shall be against fire, casualty and any other hazards normally insured against and shall be in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured. The Borrowers shall at all times maintain adequate insurance against damage to persons or property, which insurance shall be by financially sound and reputable insurers and shall, without limitation, provide the following coverages: comprehensive general liability

(including, without limitation, coverage, where applicable, damage caused by explosion, broad form property damage coverage, broad form coverage for contractually independent contractors), worker's compensation, products liability and automobile liability.

               7.5 COMPLIANCE WITH APPLICABLE LAWS. Each of the Borrowers will comply with the requirements of all applicable Laws and orders of any Tribunal and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.

               7.6  FINANCIAL STATEMENTS AND REPORTS.

                    (a)  QUARTERLY OPERATING STATEMENTS.  The
               Borrowers shall maintain a standard system of accounting and shall furnish to the Administrative Agent as soon as practicable after the end of the first three quarters of each fiscal year, commencing with the quarter ending June 30, 1997, and in any event within forty-five
               (45) days after the end of each said quarter, copies for each of the Banks of consolidated and consolidating statements of income, stockholders' equity and cash flows for Borrowers and consolidating and consolidated balance sheet for Borrowers which shall be certified on behalf of Borrowers by the chief financial officer or other authorized officer of Borrowers to have been prepared in accordance with GAAP consistently applied and to fairly present the financial condition of Borrowers for such period (on a consolidated and consolidating basis), all in reasonable detail.

                    (b)  ANNUAL FINANCIAL STATEMENTS.  As soon
               as practicable after the end of each fiscal year of Borrowers and in any event within one-hundred twenty (120) days thereafter (but in no event later than delivery to the Required Holder(s) pursuant to Paragraph 5A(ii) of the Senior Note Agreement), the Borrowers shall furnish to the Administrative Agent copies for each of the Banks of the following financial statements (on a consolidated and consolidating basis), together with a report thereon on and an unqualified opinion, prepared in accordance with GAAP of reputable independent certified public accountants of recognized standing selected by Borrowers and acceptable to the Administrative
               Agent:

                           (i)  A balance sheet of Borrowers at
                    the end of such year prepared on a
                    consolidated and consolidating basis,

                          (ii)  A statement of income of
                    Borrowers for such year prepared on a
                    consolidated and consolidating basis, and

                         (iii)  A statement of cash flows of
                    Borrowers for such year prepared on a
                    consolidated and consolidating basis,

               setting forth in each case in comparative form the figures for the previous fiscal year, if applicable, all in reasonable detail. The report of the independent certified public accountants shall contain a certification that in the course of the audit necessary for the certification of such financial statements, they have obtained no knowledge of any Event of Default or Default as defined herein, or, if any Event of Default or Default existed or exists, specifying the nature and period of existence thereof; provided, however, that such accountants shall not be liable to the Administrative Agent, the Collateral Agent or the Banks by reason of their failure to obtain knowledge of any such Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

                    (c) QUARTERLY CERTIFICATES. As soon as available and in any event within forty-five (45) days after the end of each of the first three calendar quarters of each year, concurrently with the furnishing of the applicable quarterly statements pursuant to subsection 7.6(a), there shall be furnished to the Administrative Agent copies for each of the Banks of (i) a borrowing base certificate signed by the chief financial officer of ECS in the form annexed hereto as EXHIBIT "B-2" (the "Borrowing Base Certificate") and (ii) a certificate signed by the Chief Financial Officer of ECS detailing such information and data concerning Borrowers' compressor fleets as are necessary to provide the calculations required by clause
               (y) of Section 2.4 hereof and further stating that: (a) the financial statements were prepared (subject to year end audit adjustments) in conformity with GAAP, consistently applied; (b) a review of the activities of Borrowers for the period covered by the financial statements has been made under his supervision with a view to determining whether Borrowers have kept, observed, performed and fulfilled all of their obligations under this Agreement, the other Loan Documents and every other document or instrument referred to herein; and (c) no Event of Default or an event which with the passage of time or notice, or both, could become an Event of Default has occurred, and is continuing, or a statement describing the nature, period of existence and status of any such event(s) if existing. Such certificates shall fully demonstrate the method of all calculations therein contained insofar as compliance with financial covenants hereof are concerned but shall not be qualified or limited because of restricted or limited examination of any material portion of Borrowers' records by the party preparing such quarterly statements.

                    (d)  ANNUAL/SPECIAL COVENANT CERTIFICATES.
               Concurrently with the furnishing of the financial statements pursuant to 7.6(b), there shall be furnished to the Administrative Agent copies of each of the Banks of a separate certificate signed by the chief financial officer of ECS stating that: (a) the financial statements were prepared in conformity with GAAP on a basis consistently applied, and (b) no Event of Default or an event which with the passage of time or notice, or both, could become an Event of Default has occurred, and is continuing, and status of any such event(s) if existing. Such certificate shall not be qualified or limited because of restricted or limited examination of any material portion of Borrowers' records by the party preparing such annual statements. All certificates of Borrowers submitted pursuant to this Agreement in connection with compliance with certain financial or other covenants herein contained, including, without limitation, Sections 7.19, 7.20, 7.21, 7.22, 7.32 and
               7.33 hereof, shall fully demonstrate the method of calculations therein contained.

                    (e) SPECIAL AUDITING REPORTS. Promptly upon receipt thereof, the Borrowers shall deliver to the Administrative Agent copies for each of the Banks of each report submitted to any of the Borrowers, by independent accountants in connection with any annual, interim or special audit made by them of the books and records of any one, more or all of the Borrowers, including, without limitation, any comment letter submitted by such accountants to management in connection with their audit.

                    (f)  BUDGETS AND PROJECTIONS.  Promptly upon
               completion thereof on an annual basis within sixty (60) days following each fiscal year end, the Borrowers shall deliver to the Administrative Agent copies for each of the Banks of each operating budget and projection of financial performance prepared for the Borrowers.

                    (g)  PERIODIC REPORTS.  Promptly upon their
               becoming available, copies for each of the Banks of all financial statements, reports, notices or proxy statements sent by any of the Borrowers to their stockholders and all registration statements, periodic reports and other statements and schedules filed by the Borrowers with any securities exchange, the Securities and Exchange Commission or any similar state or federal governmental authority shall be delivered to the Administrative Agent.

                    (h)  OTHER REPORTS.  Borrowers shall
               concurrently deliver to the Administrative Agent any other notices, statements, reports or certificates delivered to Significant Holder(s) under or pursuant to Paragraph 5A of the Senior
               Note Agreement.

               7.7 ENVIRONMENTAL COVENANTS. Borrowers will immediately notify the Collateral Agent of and provide the Collateral Agent with copies of any notifications of discharges or releases or threatened releases or discharges of a Polluting Substance on, upon, into or from the Collateral which are given or required to be given by or on behalf any of the Borrowers to any federal, state or local Tribunal if any of the foregoing may materially and adversely affect any of the Borrowers or any part of the Collateral, and such copies of notifications shall be delivered to the Collateral Agent at the same time as they are delivered to the Tribunal. Borrowers further agree promptly to undertake and diligently pursue to completion any appropriate and legally required or authorized remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of a Polluting Substance on, upon, into or from the Collateral. At all times while owning and operating the Collateral, the Borrowers will maintain and retain complete and accurate records of all releases, discharges or other disposal of Polluting Substances on, onto, into or from the Collateral, including, without limitation, records of the quantity and type of any Polluting Substances disposed of on or off the Collateral.

               7.8 ENVIRONMENTAL INDEMNITIES. Borrowers hereby agree to indemnify, defend and hold harmless the Collateral Agent and the Banks and each of their respective officers, directors, employees, agents, consultants, attorneys, contractors and each of its affiliates, successors or assigns, or transferees from and against, and reimburse said Persons in full with respect to, any and all loss, liability, damage, fines, penalties, costs and expenses, of every kind and character, including reasonable attorneys' fees and court costs, known or unknown, fixed or contingent, occasioned by or associated with any claims, demands, causes of action, suits and/or enforcement actions, including any administrative or judicial proceedings, and any remedial, removal or response actions ever asserted, threatened, instituted or requested by any Persons, including any Tribunal, arising out of or related to: (a) the breach of any representation or warranty of Borrowers contained in Section 8.16 set forth herein; (b) the failure of Borrowers to perform any of their covenants contained in Section 7.7 hereunder; (c) the ownership, construction, occupancy, operation, use of the Collateral prior to the earlier of the date on which (i) the Bank Obligations and obligations secured hereby have been paid and performed in full and the Security Instruments have been released, or (ii) the Collateral has been sold by Collateral Agent following Collateral Agent's ownership of the Collateral by way of foreclosure of the Liens granted pursuant hereto, deed in lieu of such foreclosure or otherwise (the "Release Date"); provided, however, this indemnity shall not apply with respect to matters caused by or arising solely from the Collateral Agent's activities during any period of time the Collateral Agent acquires ownership of the Collateral.

               7.9 SEMI-ANNUAL PRODUCTION REPORTS. At the Bank's request, Sunterra shall furnish to the Collateral Agent as soon as practicable after the end of each calendar semi-annual period, and in any event within thirty (30) days after the calendar semi-annual period end, a production report and an expense report for such quarter, certified by Sunterra's chief financial officer as being true, correct and complete, showing on a lease by lease basis (i) the gross proceeds from the sale of Hydrocarbons produced from the Mortgaged Property (including additional properties mortgaged subsequent to the Closing pursuant to Section 4.2 above) owned by Sunterra, (ii) the severance, production ad valorem taxes and gathering taxes deducted from or paid from the Mortgaged Property proceeds, (iii) the Adjusted Gross Proceeds, (iv) the quantity of Hydrocarbons produced and sold from the Mortgaged Property and the number and identity of wells operated, drilled or abandoned, and (v) for each of the wells such operating and other expense and net income information pertaining to the Mortgaged Property owned by Sunterra as the Collateral Agent may request including, without limitation, a listing of material royalty liabilities and obligations on a lease by lease basis.

               7.10 NOTICE OF DEFAULT. Immediately upon the happening of any condition or event which constitutes an Event of Default or Default or any default or event of default under any other loan, mortgage, financing or security agreement, the Borrowers will give the Collateral Agent a written notice thereof specifying the nature and period of existence thereof and what actions, if any, the Borrowers are taking and propose to take with respect thereto.

               7.11 NOTICE OF LITIGATION. Immediately upon becoming aware of the existence of any action, suit or proceeding at law or in equity before any Tribunal, an adverse outcome in which would (i) materially impair the ability of any of the Borrowers to carry on its business substantially as now conducted,
(ii) materially and adversely affect the condition (financial or otherwise) of any of the Borrowers, or (iii) result in monetary damages in excess of $100,000, the Borrowers will give the Collateral Agent a written notice specifying the nature thereof and what actions, if any, the Borrowers are taking and propose to take with respect thereto.

               7.12 NOTICE OF CLAIMED DEFAULT. Immediately upon becoming aware that the holder of any note or any evidence of indebtedness or other security of any of the Borrowers has given notice or taken any action with respect to a claimed default or event of default thereunder, if the amount of the note or indebtedness exceeds $50,000 the Borrowers will give the Collateral Agent a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what actions, if any, the Borrowers are taking and propose to take with respect thereto.

               7.13 NOTICE OF CHANGE OF MANAGEMENT. Within five (5) days after any change in executive management of the Borrowers, including any officers of any of the Borrowers holding the office of President, Chairman or chief financial officer thereof, or the occurrence of a Change in Control, the Borrowers shall give written notice thereof to the Administrative Agent, together with a description of the reasons for the management/officer change.

               7.14 REQUESTED INFORMATION. With reasonable promptness, the Borrowers will give the Collateral Agent such other data and information relating to the Borrowers as from time to time may be reasonably requested by the Collateral Agent.

               7.15 FIELD AUDITS. The Collateral Agent shall be permitted to conduct, at its own expense, an annual field audit of the Borrowers' accounts and books and records relating thereto. Each field audit shall be conducted by agents of the Bank, whether employees of the Collateral Agent or third-party agents selected by the Collateral Agent. The Borrowers shall fully cooperate with the Collateral Agent and its agents in connection with such field audits.

               7.16 INSPECTION. The Borrowers will keep complete and accurate books and records with respect to the Collateral and their other properties, businesses and operations and will permit employees and representatives of the Collateral Agent to audit, inspect and examine the same and to make copies thereof and extracts therefrom during normal business hours. All such records shall be at all times kept and maintained at the chief executive offices of the Borrowers in Dallas, Texas. Upon any Default or Event of Default, the Borrowers will surrender all of such records relating to the Collateral to the Collateral Agent upon receipt of any request therefor from the Bank.

               7.17 MAINTENANCE OF EMPLOYEE BENEFIT PLANS. The Borrowers will maintain each employee benefit plan as to which they may have any liability or responsibility in compliance with ERISA and all other Laws applicable thereto.

               7.18 DISPOSITION/NEGATIVE PLEDGE RE ENCUMBRANCE OF COLLATERAL AND OTHER ASSETS. Except as otherwise permitted by Article III hereof insofar as the permitted sale(s) of compressor units, Mortgaged Property or other items or types of Collateral of Borrowers are concerned, Borrowers will not sell or encumber any of the Collateral and Borrowers will not sell, lease, transfer, scrap or otherwise dispose of or mortgage, pledge, grant a security interest in or otherwise encumber any of Borrowers' other oil and gas mining or mineral properties or assets, whether for replacement or not, unless such sale or disposition shall be in the ordinary course of business and for a full and fair consideration, subject only to the Borrowers' limited right to sell up to $100,000 worth in the aggregate of its properties or assets (other than and expressly excluding compressors, oil and gas leasehold, mining or other mineral interests wherever located) in the ordinary course of business during any calendar year without obtaining the Collateral Agent's prior written consent. In no event shall any of the Borrowers cause or permit the voluntary or involuntary pledge, mortgage or other encumbrance, attachment or levy of or against any of the properties or assets of whatsoever nature or type to any Person (financial institution or otherwise) except to the Collateral Agent as contemplated hereby.

               7.19 MAXIMUM DEBT TO TANGIBLE NET WORTH RATIO. The Borrowers will not at any time during any fiscal year period set forth below permit the ratio of consolidated Total Lender/Capitalized Lease Obligations to their consolidated Tangible Net Worth to be greater than the ratio set forth opposite such fiscal year period below:


                         Fiscal Year                   Maximum Ratio
                         -----------                   -------------
                    Fiscal Years 1997 and 1998           1.6 to 1
                    Fiscal Year 1999 through
                    Fiscal Year 2004                     1.4 to 1


               7.20 MINIMUM CURRENT RATIO. The Borrowers will not at any time during any fiscal year period set forth below permit their Current Ratio to be less than the rates set forth opposite such fiscal year period below:

                                                          Minimum
                         Fiscal Year                   Current Ratio
                         -----------                   -------------
                    Fiscal Year 1997                     1.1 to 1
                    Fiscal Year 1998 through
                    Fiscal Year 2004                      .6 to 1


               7.21 MINIMUM DEBT SERVICE COVERAGE RATIO. Borrowers will not permit the ratio of (i) EBITDA for the most recently ended two (2) fiscal quarters to (ii) Debt Service for such two (2) fiscal quarters to be less than
(x) 2.25 to 1 from the Closing Date until the Conversion Date or (y) 1.5 to 1 from and after such Conversion Date.

               7.22 CAPITAL EXPENDITURES. The Borrowers agree not to make or permit any capital expenditures in any fiscal year subsequent to the fiscal year in which the Conversion Date occurs for the acquisition, construction, expansion or improvements of capital assets (whether owned or leased or otherwise) during fiscal year that aggregate in excess of $3,000,000 for such applicable period or commit for any such capital expenditure which, if made in the applicable period for delivery and payment for such applicable period, would result in gross capital expenditures in excess of the $3,000,000 aggregate limitation herein set forth.

               7.23 LIMITATION ON OTHER INDEBTEDNESS. The Borrowers will not create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any indebtedness whether evidenced by a note, bond, debenture, agreement, letter of credit or similar or other obligation, or accept any deposits or advances of any kind, except (i) trade payables and current indebtedness (other than for borrowed money) incurred in, and deposits and advances accepted in, the ordinary course of business; (ii) indebtedness incurred for the acquisition of assets secured by purchase money security interests not exceeding $500,000 in the aggregate during any fiscal year of the Borrowers with a cumulative aggregate amount not in excess of $750,000 at any time outstanding; (iii) the Bank Obligations; and (iv) such other Indebtedness as defined and permitted in Paragraph 6(C)(2) of the respective Note Purchase Agreements.

               7.24 LIMITATION ON LIENS. The Borrowers will not create or suffer to exist any Lien upon any of their assets, whether real or personal property, except purchase money security interests securing indebtedness incurred for the acquisition of assets and only to the extent such purchase money lien is confined solely to the item or items of property so acquired and Liens in favor of the Collateral Agent securing the Bank Obligations, the Prudential Obligations and such other Liens as defined in and permitted pursuant to Paragraph 6(C)(1) of the respective Note Purchase Agreements.

               7.25 CONTINGENT LIABILITIES; ADVANCES. Except for the items described on EXHIBIT "C" attached hereto the Borrowers will not either directly or indirectly otherwise, (i) guarantee, become surety for, discount, endorse, agree (contingently or otherwise) to purchase, repurchase or otherwise acquire or supply or advance funds in respect of, or otherwise become or be contingently liable upon the indebtedness, obligation or liability of any Person, (ii) guarantee the payment of any dividends or other distributions upon the stock of any corporation, (iii) discount or sell with recourse or for less than the face value thereof, any of its notes receivable, accounts receivable or chattel paper; (iv) loan, agree to loan, or advance money to any Person; or (v) enter into any agreement for the purchase or other acquisition of any goods, products, materials or supplies, or for the making of any shipments or for the payment of services, if in any such case payment therefor is to be made regardless of the non-delivery of such goods, products, materials or supplies or the non-furnishing of the transportation of services; provided, however that the foregoing shall not be applicable to endorsement of negotiable instruments presented to or deposited with a bank for collection or deposit in the ordinary course of business or to loan, advance or guarantee amounts not in excess of $200,000 in the aggregate during any fiscal year.

               7.26 MERGER, CONSOLIDATION. The Borrowers will not merge or consolidate with or into any other Person; or permit any other Person to consolidate with or merge into any of the Borrowers (except only for the merger contemplated by the Merger Agreement between Acquisition and OEC, with Ouachita Energy being the survivor thereof, consolidation between or among existing Subsidiaries); or adopt or effect any plan of reorganization, recapitalization, liquidation or dissolution.

               7.27 DIVIDENDS. The Borrowers will not declare, pay or become obligated to declare or pay any cash or other dividends on any class of their capital stock now or hereafter outstanding, make any distribution of cash or property to holders of any shares of such stock, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of their capital stock now or hereafter outstanding.

               7.28 CHANGE OF FISCAL YEAR. None of the Borrowers will change its fiscal year from its present fiscal year (fiscal year ending December 31).

               7.29 CHANGE OF BUSINESS. None of the Borrowers will engage in any business activity substantially different from or unrelated to present business activities and operations.

               7.30 ARTICLES OF INCORPORATION; BY-LAWS; CORPORATE NAME AND ASSUMED NAMES. The Borrowers will not amend, alter, modify or restate their Articles or Certificate of Incorporation or By-Laws in any way which would (i) change the corporate name or adopt a trade name for any of the Borrowers; or
(ii) in any manner adversely affect the Borrowers' obligations or covenants to the Bank hereunder or under any of the other Loan Documents.

               7.31 TRANSACTIONS WITH AFFILIATES. The Borrowers will not enter into any transaction, including (without limitation) the purchase, sale or exchange of property or the rendering or furnishing of any service with any Affiliate of any of the Borrowers, except transactions in the ordinary course of the businesses of Borrowers and upon fair and reasonable terms no less favorable than Borrowers would obtain in a transaction for the same purpose with a Person that is not an Affiliate of any of the Borrowers; provided, however, ECS or an approved Subsidiary thereof, shall be permitted to enter into as many as three
(3) certain compressor leasing partnerships or compressor limited liability companies with BOK Capital Services, Inc. ("BCS"), an affiliate of BOK, in which BCS would provide not more than $6,000,000 in the form of capital or loans to each such partnership or limited liability company entity (which such loans, if any, shall be non-recourse to ECS), all as contemplated in summary terms by BCS's March 26, 1997 commitment letter to ECS.

               7.32 SGA TO TOTAL REVENUES. The Borrowers will not permit the percentage of their aggregate SGA expenses (per GAAP) to Total Revenues (per
GAAP) as calculated quarterly for the previous two (2) fiscal quarters to exceed
(i) 22% through the fiscal quarter ending December 31, 1997, and (ii) from and including the fiscal quarter ending March 31, 1998, 19%.

               7.33 PARTS INVENTORY. Borrowers shall not permit their aggregate compressor parts inventories to exceed $5,000,000 book value at any time calculated pursuant to GAAP.

               7.34 MAINTENANCE OF INSURANCE. The Borrowers will carry and maintain insurance (subject to customary deductibles and retentions) in at least such amounts and against such liabilities and hazards and by such methods as customarily maintained by other companies operating similar businesses. The Collateral Agent and the holder of the Note shall be named as additional insureds, and the Collateral Agent shall be named as loss payee, on each insurance policy obtained or maintained by the Borrowers with respect to their properties and businesses.

               7.35 COLLATERAL; NEW SUBSIDIARIES. The Borrowers shall execute any and all documents, financing statements, agreements and instruments, and take all action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust), that may be required under applicable law, or which the Banks or the Collateral Agent may reasonably request in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interest and Liens created or purported to be created by the Security Instruments. In addition, at the cost and expense of the Borrowers, the Borrowers will (i) cause each subsequently acquired or organized Subsidiary (contemporaneously with such acquisition or organization) to execute and deliver a Guarantee in favor of the holders of the Bank Note, (ii) pursuant to the applicable Pledge Agreement, deliver or cause a Subsidiary to deliver to the Collateral Agent a certificate representing all capital stock of, or other equity interests in, such subsequently acquired or organized Subsidiary, together with an undated stock power or assignment, executed in blank by a Responsible Officer (or take or cause a Subsidiary) to take such other actions as are necessary to provide the Collateral Agent with a first priority perfected pledge or security interest in such capital stock or other equity interests), and (iii) cause such Subsidiary to secure payment of the Note and performance and observance of all other obligations of the Borrowers and its Subsidiaries under the Loan Documents by pledging or creating, or causing to be pledged or created, first priority perfected security interests and Liens with respect to such of its assets and properties as the Collateral Agent shall designate (it being understood that it is the intent of the parties that such obligations shall be secured by, among other things, substantially all the property and assets of the Borrowers and their Subsidiaries (now or hereafter acquired or created), including, without limitation, real and other properties acquired subsequent to the Closing Date). Such security interest and Liens will be created under the Security Instruments and other security agreements, mortgages, deeds of trust and other instruments and documents in form, scope and substance satisfactory to the Banks and the Collateral Agent, and the Borrowers will deliver or cause to be delivered to the Collateral Agent, all such instruments and documents (including, without limitation, legal opinions, title insurance policies, surveys and lien searches) as the Banks or the Collateral Agent shall request to evidence compliance with this Section 7.35. The Borrowers agree to provide from time to time such evidence as the Banks or the Collateral Agent shall request as to the perfection and priority status of each such security interest and Lien.

               7.36 ENFORCEMENT OF ACQUISITION DOCUMENTS. The Borrowers will enforce, and will cause each of their Subsidiaries parties thereto to enforce, all covenants, agreements and other obligations contained in the Acquisition Documents (the Asset Purchase Agreement and the Merger Agreement) which are binding upon the other parties thereto and which survive the consummation of the Acquisition (the merger and the asset acquisitions as contemplated by the Acquisition Documents), including, without limitation, all indemnification obligations.

               7.37 SALE OR DISCOUNT OF RECEIVABLES. Borrowers will not sell with resource, discount (other than to the extent of finance and interest charges included therein) or otherwise sell for less than face value thereof, any of its notes or accounts receivable, except notes or accounts receivable the collection of which is doubtful in accordance with general accepted accounting principles.

               7.38 MOST FAVORED LENDER STATUS. After the Closing Date, the Borrowers will not and will not permit any one or more of their Subsidiaries to enter into, assume or otherwise be bound or obligated under any agreement creating or evidencing Indebtedness in excess of $500,000 in the aggregate or any agreement executed and delivered in connection with any Indebtedness in excess of $500,000 in the aggregate containing one or more Additional Covenants or Additional Defaults, unless prior written consent to such agreement shall have been obtained pursuant to Section 12.15 hereof; PROVIDED, HOWEVER, in the event the Borrowers or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under any such agreement without the prior written consent of the holder of the Bank Note, the terms of this Agreement shall, without any further action on the part of the Borrowers or any of the holder of the Bank Note, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement, but only for so long as such Additional Covenants and Additional Defaults remain in effect with respect to such other agreement. The Borrowers further covenant to promptly execute and deliver at its expense (including, without limitation, the fees and expenses of counsel for the holder of the Bank Note) an amendment to this Agreement in form and substance satisfactory to the Banks evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 7.38, but shall merely be for the convenience of the parties hereto.

               7.39 OTHER AGREEMENTS/AMENDMENTS. The Borrowers will not (a) enter into or permit to exist any agreement (i) which would cause an Event of Default or a Default hereunder; or (ii) which contains any provision which would be violated or breached by the performance of Borrowers' obligations hereunder or under any of the other Loan Documents or (b) amend or modify or permit the amendment or modification of the Pru Notes, the Note Purchase Agreements or the GUARANTY Agreements or Security Documents therein described and defined, including without limitation the Senior Note Documents and the Subordinated Note Documents.

               7.40 ACQUISITIONS. Without the prior written consent of the Administrative Agent, the Borrowers will not acquire from any other Person assets or capital stock (even if the Borrowers have available cash or borrowing capacity under the Revolving Credit Borrowing Base) to the extent that more than $5,000,000 of the consideration to be paid by the Borrowers for the acquisition is to be paid in cash at the time of the acquisition or within twelve months thereafter.

               7.41 CHANGE IN CONTROL. No Change in Control shall have occurred.

               7.42 PREPAYMENTS ON SUBORDINATED NOTES. Borrowers will not make any voluntary prepayments on any of the Subordinated Notes.

               7.43 PAYMENT OF BANK OBLIGATIONS. The Borrowers hereby agree to pay, when due and owing, all Bank Obligations, whether or not evidenced by the Bank Note.


                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

               To induce the Banks to enter into this Agreement and to make the Revolving Credit Loans to the Borrowers under the provisions hereof, and in consideration thereof, the Borrowers represent, warrant and covenant as follows:

               8.1 ORGANIZATION AND QUALIFICATION. Each of the Borrowers is a corporation duly organized, validly existing, and in good standing under the Laws of its respective jurisdiction of incorporation, and is duly licensed and in good standing as a foreign corporation in each jurisdiction in which the nature of the business transacted or the property owned is such as to require licensing or qualification as such. Equity, Sunterra and Ouachita Energy are Wholly Owned Subsidiaries of ECS and ECS has no other Subsidiaries, except Equity Leasing Corporation, an Oklahoma corporation, which is currently inactive and owns no assets.

               8.2 LITIGATION. Except for the action described on EXHIBIT "D" attached hereto, there is no action, suit, investigation or proceeding threatened or pending before any Tribunal against or affecting any of the Borrowers or any properties or rights of any of the Borrowers which, if adversely determined, would result in a liability of greater than $100,000 or would otherwise result in any material adverse change in the business or condition, financial or otherwise, of any of the Borrowers. None of the Borrowers is in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Tribunal.

               8.3 FINANCIAL STATEMENTS. The Borrowers' most recent consolidated unaudited financial statements which have been furnished to the Banks have been prepared in conformity with GAAP, show all material liabilities, direct and contingent, and fairly present the consolidated financial condition of the Borrowers as of the date of such statements and the results of their operations for the period then ended, and since the date of such statements there has been no material adverse change in the business, financial condition or operations of any of the Borrowers.

               8.4 CONFLICTING AGREEMENTS AND OTHER MATTERS. None of the Borrowers is in default in the performance of any obligation, covenant, or condition in any agreement to which it is a party or by which it is bound. None of the Borrowers is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition. None of the Borrowers is a party to or otherwise subject to any contract or agreement which restricts or otherwise affects the right or ability of any of the Borrowers to execute the Loan Documents or the performance of any of their respective terms. Neither the execution nor delivery of any of the Loan Documents, nor fulfillment of nor compliance with their respective terms and provisions will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except those created by the Loan Documents) upon any of the properties or assets of any of the Borrowers pursuant to, or require any consent, approval or other action by or any notice to or filing with any Tribunal (other than routine filings after the Closing Date with the Securities and Exchange Commission, any securities exchange and/or state blue sky authorities) pursuant to, the charter or By-Laws of any of the Borrowers, any award of any arbitrator, or any agreement, instrument or Law to which any of the Borrowers is subject.

               8.5  CORPORATE AUTHORIZATION.  The respective Boards of
Directors of each of the Borrowers have duly authorized the execution and delivery of each of the Loan Documents and the performance of their respective terms. No other consent or corporate action of any other Person, except for the Banks and the Noteholders, is required as a prerequisite to the validity and enforceability of the Loan Documents.

               8.6 PURPOSES. None of the Borrowers is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by the Banks, the Borrowers will furnish to the Banks a statement in conformity with the requirements of Federal Reserve Form U-1, referred to in Regulation U, to the foregoing effect. None of the Borrowers or any agent acting on behalf of any thereof has taken or will take any action which might cause this Agreement, or the Note to violate any regulation of the Board of Governors of the Federal Reserve System (including Regulations G, T, U and X) or to violate any securities laws, state or federal, in each case as in effect now or as the same may hereafter be in effect.

               8.7 COMPLIANCE WITH APPLICABLE LAWS. The Borrowers are in compliance with all Laws, ordinances, rules, regulations and other legal requirements applicable to them and the business conducted by them, the violation of which could or would have a material adverse effect on their business or condition, financial or otherwise. Neither the ownership of any capital stock of any of the Borrowers, nor any continued role of any Person in the management or other affairs of any of the Borrowers (i) will result or could result in the Borrowers' noncompliance with any Laws, ordinances, rules, regulations and other legal requirements applicable to the Borrowers, or (ii) could or would have a material adverse effect on the business or condition, financial or otherwise, of any one, more or all of the Borrowers.

               8.8 POSSESSION OF FRANCHISES, LICENSES. Each of the Borrowers possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of their respective properties and assets, and none of the Borrowers is in violation of any thereof in any material respect.

               8.9 LEASES. The Borrowers enjoy peaceful and undisturbed possession of all leases necessary in any material respect for the operation of their respective properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such properties and assets. All such leases are valid and subsisting and are in full force and effect.

               8.10 TAXES. The Borrowers have filed all Federal, state and other income tax returns which are required to be filed and have paid all Taxes, as shown on said returns, and all Taxes due or payable without returns and all assessments received to the extent that such Taxes or assessments have become due. All Tax liabilities of each of the Borrowers are adequately provided for on the books of the Borrowers, including interest and penalties. No income tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid.

               8.11 DISCLOSURE. Neither this Agreement nor any other Loan Document or writing furnished to the Bank by or on behalf of any of the Borrowers in connection herewith contains any untrue statement of a material fact nor do such Loan Documents and writings, taken as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to any of the Borrowers and not reflected in the financial statements or exhibits hereto provided to the Banks which materially adversely affects or in the future may materially adversely affect the business, property, or assets, or financial condition of any of the Borrowers which has not been set forth in this Agreement, in the Loan Documents or in other documents furnished to the Banks by or on behalf of the Borrowers prior to the date hereof in connection with the transactions contemplated hereby.

               8.12 INVESTMENT COMPANY ACT REPRESENTATION. None of the Borrowers is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

               8.13 PUBLIC UTILITY HOLDING COMPANY ACT; FEDERAL POWER ACT; INTERSTATE COMMERCE ACT; OTHER REGULATION. Neither the Borrowers, any of their Subsidiaries nor any Person controlling the Borrowers or any of their Subsidiaries is subject to regulation under the Public Utilities Holding Company Act of 1935, as amended, the Federal Power Act, as amended, the Interstate Commerce Act, as amended, any state public utilities code, as amended from time to time, or any other federal or state statute or regulation, as amended from time to time, which limits the ability of (i) the Borrowers to issue the Bank Note or (ii) the Borrowers or any of their Subsidiaries to perform its respective obligations under this Agreement, the other Loan Documents or the Acquisition Documents.

               8.14 ERISA. Since the effective date of Title IV of ERISA, no Reportable Event has occurred with respect to any Plan. For the purposes of this section the term "Reportable Event" shall mean an event described in
Section 4043(b) of ERISA. For the purposes hereof the term "Plan" shall mean any plan subject to Title IV of ERISA and maintained for employees of the Borrowers, or of any member of a controlled group of corporations, as the term "controlled group of corporations" is defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the "Code"), of which any of the Borrowers is a part. Each Plan established or maintained by any of the Borrowers is in material compliance with the applicable provisions of ERISA, and the Borrowers have filed all reports required by ERISA and the Code to be filed with respect to each Plan. The Borrowers have met all requirements with respect to funding Plans imposed by ERISA or the Code. Since the effective date of Title IV of ERISA there have not been any nor are there now existing any events or conditions that would permit any Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to the assets of the Borrowers. The value of each Plan's benefits guaranteed under Title IV of ERISA on the date hereof does not exceed the value of such Plan's assets allocable to such benefits on the date hereof.

               8.15 FISCAL YEAR. The fiscal years of the respective Borrowers end as of December 31 of each year.

               8.16 TITLE TO PROPERTIES; AUTHORITY. Borrowers have full power, authority and legal right to own and operate the properties which they now own and operate, and to carry on the lines of business in which it is now engaged, and Sunterra has good and marketable title to the Mortgaged Property in corporate capacity subject to no Lien of any kind except Liens permitted by this Agreement. Sunterra owns a working interest and net revenue interest in the oil and gas leasehold estate for the Mortgaged Property of not less than the amounts set forth on a well by well basis on EXHIBIT "E" attached to the Fourth Amended and Restated Revolving Credit and Term Loan Agreement dated as of March 31, 1997 (the "Fourth Amended Agreement"). Borrowers have full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement and the other Loan Documents. ECS and Sunterra further represent to the Collateral Agent and Banks that any and all after acquired interest in any one or more of the Mortgaged Property being concurrently or subsequently assigned of record to Borrowers is and shall be deemed encumbered by the Oil and Gas Mortgage in all respects.

               8.17 ENVIRONMENTAL REPRESENTATIONS. To the best of Borrowers' knowledge and belief, upon reasonable and good faith inquiry exercised with due diligence and in accordance with normal industry standards:

                    (a)  Borrowers are not subject to any
               liability or obligation relating to (i) the environmental conditions on, under or about the Collateral, including, without limitation, the soil and ground water conditions at the location of any of the Borrowers' properties, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Polluting Substance;

                    (b)  Borrowers have not obtained and are not
               required to obtain or make application for any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, facilities, fixtures and equipment forming a part of the Collateral by reason of any Environmental Laws;

                    (c)  Borrowers have taken all steps
               necessary to determine and has determined that no Polluting Substances have been disposed of or otherwise released on, onto, into, or from the Collateral (the term "release" shall have the meanings specified in CERCLA/SARA, and the term "disposal" or "disposed" shall have the meanings specified in RCRA/HSWA; provided, in the event either CERCLA/SARA or RCRA/HSWA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and provided further, to the extent that the laws of any State or Tribunal establish a meaning for "release," "disposal" or "disposed" which is broader than that specified in CERCLA/SARA, RCRA/HSWA or other Environmental Laws, such broader meaning shall apply);

                    (d)  There are no PCB's or asbestos-
               containing materials, whether in the nature of thermal insulation products such as pipe boiler or breech coverings, wraps or blankets or sprayed-on or trowelled-on products in, on or upon the Collateral; and

                    (e)  There is no urea formaldehyde foam
               insulation ("UFFI") in, on or upon the
               Collateral.

               8.18 OIL AND GAS CONTRACTS. All contracts, agreements and leases related to any of the oil and gas mining, mineral or leasehold properties and all contracts, agreements, instruments and leases to which any one, more or all of the Borrowers are a party, are valid and effective in accordance with their respective terms, and all agreements included in the oil and gas mining, mineral or leasehold properties in the nature of oil and/or gas purchase agreements, and oil and/or gas sale agreements are in full force and effect and are valid and legally binding obligations of the parties thereto and all payments due thereunder have been made, except for those suspended for reasonable cause in the ordinary course of business; and, there is not under any such contract, agreement or lease any existing default by any party thereto or any event which, with notice or lapse of time, or both, would constitute such default, other than minor defaults which, in the aggregate, would result in losses or damages of more than $100,000 to any one, more or all of the Borrowers.

               8.19 NATURAL GAS POLICY ACT AND NATURAL GAS ACT COMPLIANCE. To the best of Borrowers' knowledge, all material filings and approvals under the Natural Gas Policy Act of 1978, as amended, and the Natural Gas Act, as amended, or with the Federal Energy Regulatory Commission (the "FERC") or required under any rules or regulations adopted by the FERC which are necessary for the operation of Borrowers' businesses or the Collateral in the manner in which they are presently being operated have been made and the terms of the agreements and contractual rights included in the Borrowers' businesses or the Collateral do not conflict with or contravene any such Law, rule or regulation.

               8.20 TAKE OR PAY OBLIGATIONS, PREPAYMENTS, BTU ADJUSTMENTS AND BALANCING PROBLEMS. To the best of the Borrowers' knowledge, after diligent inquiry, there is no take or pay obligation under any gas purchase agreement comprising a portion of the Collateral which is not matched by a commensurate and corresponding pay or take obligation binding upon the purchaser under a corresponding gas sales agreement such that with respect to the ownership and operation of the businesses of any of the Borrowers or the Collateral, any such obligation in favor of any seller under any gas purchase agreement to which any one, more or all of the Borrowers are a "buyer" is matched by a corresponding obligation on the part of "purchasers" under corresponding gas sales agreements pursuant to which any one, more or all the Borrowers are the "seller". None of the Borrowers nor the Collateral is subject to requirements to make BTU adjustments or effect gas balancing in favor of third parties which would result in any one, more or all of the Borrowers being required to (i) deliver gas at a price below that established in applicable gas sales agreements or on behalf of and for the benefit of third parties in exchange or to otherwise compensate for prior above market or above contract purchases of gas from any one, more or all of the Borrowers or their predecessors in interest, or (ii) balance in kind by allowing other owners in the Collateral to make up the past imbalances in gas sales, or (iii) balance in cash by paying other owners of the collateral for the past gas imbalances except for the matters described on EXHIBIT "E" hereto which have been disclosed to the Collateral Agent and the Banks.

     8.21 GAS PURCHASE OBLIGATIONS IN EXCESS OF GAS SALES RIGHTS. The ownership and operation of the business operations of Borrowers or the Collateral have not resulted or will not result in the existence of minimum purchase obligations under any gas purchase agreement (relating to the volume of gas to be taken thereunder or the price to be paid with respect thereto for the duration of any such gas purchase agreement) which are not matched by corresponding and commensurate rights to sell all such gas under applicable gas sales agreements at prices in excess of the amount to be paid therefor under gas purchase agreements (without regard to costs associated with transporting any such gas and risks of volume "shrinkage" occurring in the transportation process).

                                   ARTICLE IX

                                EVENTS OF DEFAULT

     9.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of Law or otherwise):

          (a) The Borrowers shall fail to timely make any payment or prepayment of principal on the due date thereof or, within five (5) days of the due date thereof, any interest due on the Bank Note, or fail to pay any other Bank Obligations within ten (10) days after the same shall become due and payable (whether by extension, renewal, acceleration or otherwise); or

          (b) Any representation or warranty of the Borrowers made herein or in any writing furnished in connection with or pursuant to any of the Loan Documents shall have been false or misleading in any material respect on the date when made and continues to have a material adverse effect on one or more of the Borrowers or their respective financial capacity or business operations; or

          (c) The Borrowers shall fail to duly observe, perform or comply with any covenant, agreement or term (other than payment provisions which are governed by Section 9.1(a) hereof) contained in this Agreement or any of the Loan Documents and such default or breach shall have not been cured or remedied within the earlier of thirty (30) days after any of the Borrowers shall know (or should have known) of its occurrence or twenty (20) days following receipt of notice thereof from the Collateral Agent; or

          (d) Any of the Borrowers shall default in the payment of principal or of interest on any other obligation for money borrowed or received as an advance (or any Capitalized Lease Obligations or obligation under any conditional sale or other title retention agreement, or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase money Lien, or any obligation under notes payable or drafts accepted representing extensions of credit) in excess of $100,000 beyond any grace period provided with respect thereto, including without limitation, the Note Purchase Agreements, or shall default in the performance of any other agreement, term or condition contained in the Note Purchase Agreements or any agreement under which such obligation is created (or if any other default under any such agreement shall occur and be continuing beyond any period of grace provided with respect thereto) if the effect of such default is to cause the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to accelerate the due date of such obligation prior to its scheduled date of maturity; or

          (e) Any of the following: (i) any of the Borrowers shall become insolvent or unable to pay its debts as they mature, make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due or fail generally to pay its debts as they mature; or (ii) an order for relief, judgment or decree is entered in respect of any of the Borrowers under any bankruptcy, reorganization, compromise, arrangement, insolvency, dissolution, liquidation or similar law, whether now or hereinafter in effect; and such order, judgment or decree is not dismissed or discharged within sixty (60) days from the date of entry; or (iii) any of the Borrowers shall petition or apply to any Tribunal for the appointment of a trustee, receiver, custodian or liquidator of any of the Borrowers or of any substantial part of the assets of any of the Borrowers, or shall commence any proceedings relating to any of the Borrowers under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debts, dissolution, or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (iv) any such petition or application shall be filed, or any such proceedings shall be commenced, of a type described in subsection (iii) above, against any of the Borrowers and any of the Borrowers by any act shall indicate its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree shall be entered appointing any such trustee, receiver, custodian or liquidator, or approving the petition in any such proceedings, and such order, judgment or decree shall remain unstayed and in effect, if being vigorously contested, for more than sixty (60) days; or (v) any order, judgment or decree shall be entered in any proceedings against any of the Borrowers decreeing the dissolution of any of the Borrowers and such order, judgment or decree shall remain unstayed and in effect for more than sixty (60) days; or
     (vi) any order, judgment or decree shall be entered in any proceedings against any of the Borrowers decreeing a split-up of any of the Borrowers which requires the divestiture of a substantial part of the assets of any of the Borrowers, and such order, judgment or decree shall remain unstayed and in effect for more than sixty (60) days; or
     (vii) any of the Borrowers shall fail to make timely payment or deposit of any amount of tax required to be withheld by any of the Borrowers and paid to or deposited to or to the credit of the United States of America pursuant to the provisions of the Internal Revenue Code of 1986, as amended, in respect of any and all wages and salaries paid to employees of any one or more or all of the Borrowers for a tax deposit amount in excess of $10,000; or

          (f) Any final judgment or order or series of judgments or orders on the merits for the payment of money in an amount in excess of $250,000 shall be outstanding against any of the Borrowers, and such judgment shall remain unstayed pending appeal and in effect and unpaid for more than thirty (30) days, or within thirty (30) days after expiration of any such stay, such judgment(s) or order(s) are not discharged; or

          (g) Any Termination Event with respect to a Plan shall have occurred and, within thirty (30) days after the occurrence thereof, (a) such Termination Event (if correctable) shall not have been corrected and (b) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $250,000 (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount); or

          (h) The Borrowers or any of their ERISA Affiliates as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an aggregate amount exceeding $250,000; or

          (i) Any Event of Default occurs (after the expiration of any applicable grace or curative period) under any of the Pru Notes, either of the Note Purchase Agreements or any of the Guaranty Agreements.

     9.2 REMEDIES. Upon the occurrence of any Event of Default referred to in Section 9.1(e) the Commitments shall immediately terminate and the Bank Note and all other Bank Obligations shall be immediately due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, and without prejudice to any right or remedy of the Banks under this Agreement or the Loan Documents or under applicable Law of under any other instrument or document delivered in connection herewith, the Banks may (i) declare the Commitments terminated or (ii) declare the Commitments terminated and declare the Bank Note and the other Bank Obligations, or any part thereof, to be forthwith due and payable, whereupon the Bank Note and the other Bank Obligations, or such portion as is designated by the Banks shall forthwith become due and payable, without presentment, demand, notice or protest of any kind, all of which are hereby expressly waived by all of the Borrowers. No delay or omission on the part of the Collateral Agent or the Banks in exercising any power or right hereunder or under the Bank Note, the Loan Documents or under applicable law shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise by the Collateral Agent or the Bank of any such power or right preclude other or further exercise thereof or the exercise of any other such power or right by the Collateral Agent or the Bank. In the event that all or part of the Bank Obligations becomes or is declared to be forthwith due and payable as herein provided, the Banks, subject only to the Intercreditor Agreement, shall have the right to set off the amount of all the Bank Obligations of the Borrowers owing to such Bank against, and shall have, and is hereby granted by all of the Borrowers, a lien upon and security interest in, all property of each of the Borrowers in such Bank's possession at or subsequent to such default, regardless of the capacity in which such Bank possesses such property, including but not limited to any balance or share of any deposit, collection or agency account.
 After Default all proceeds received by the Banks may be applied to the Bank Obligations in such order of application and such proportions as the Banks, in its discretion, shall choose, subject only to the Intercreditor Agreement. At any time after the occurrence of any Event of Default, the Collateral Agent or the Bank may, at its option, cause an audit of any and/or all of the books, records and documents of all of the Borrowers to be made by auditors satisfactory to the Banks at the expense of the Borrowers. The Collateral Agent shall have, and may exercise, each and every right and remedy granted to the Banks for default under the terms of the Security Instruments and the other Loan Documents in accordance with the terms and provisions of the Intercreditor Agreement.

                                   ARTICLE X

                                LOAN OPERATIONS

     10.1 INTERESTS IN LOANS/COMMITMENTS. The percentage interest of BOK and each other Bank that may hereafter become an Assignee or Credit Participant pursuant to Article XI hereof for Bank Obligation amounts in excess of the BOK Commitment or, alternatively, subject to BOK's consent, extends to Borrowers hereunder Commitments not in excess of $20,000,000 in the aggregate (in addition to the existing $20,000,000 BOK Commitment) to be evidenced by an additional Bank Note jointly and severally issued hereunder by Borrowers to the order of such additional Bank in form and content similar to the Bank Note annexed hereto as Exhibit A (in which event such existing $40,000,000 Bank Note would be reissued concurrently therewith in a correspondingly reduced original principal amount) (in no event shall all Bank Notes issued hereunder exceed $40,000,000 in the aggregate), in the Revolving Credit Loans and Letters of Credit, and the Commitments, shall be computed based on the maximum principal amount for each Bank as follows:

         BANK            MAXIMUM COMMITMENT AMOUNT        PERCENTAGE INTEREST

     BOK                       $ 20,000,000                      50.00%
     Other Bank(s)
     hereafter extending
     Commitment(s) or
     as Assignee(s)
     (other than a Credit
     Participant(s)
     pursuant to
     Article XI below)         $ 20,000,000                      50.00%
                               ------------                     -------
       Total                   $ 40,000,000                     100.00%

The foregoing percentage interests, as from time to time in effect and reflected in the Register, are referred to as the Percentage Interest with respect to all or any portion of the Revolving Credit Loans and Letters of Credit, and the Commitments. BOK has no obligation to increase the BOK Commitment above either its existing Percentage Interest or the maximum amount of $20,000,000 and any future determination of BOK to increase the BOK Commitment shall be in its sole and absolute discretion and subject to BOK obtaining Assignee(s) or Credit Participant(s) under Article XI hereof for all amounts of the Commitments in excess of the existing $20,000,000 BOK Commitment.

     10.2 ADMINISTRATIVE AGENT'S AUTHORITY TO ACT. Each of the Banks appoints and authorizes BOK to act for the Banks as Administrative Agent in connection with the transactions contemplated by this Agreement and the other Loan Documents on the terms set forth herein. In acting hereunder, the Administrative Agent is acting for the account of BOK to the extent of its Percentage Interest and for the account of each other Bank to the extent of such Bank's Percentage Interest, and all action in connection with the enforcement of, or the exercise of any remedies (other than the Banks' rights of set-off as provided herein or in any other Loan Document) in respect of the Loans and the Indebtedness shall be taken by the Administrative Agent in accordance with the Intercreditor Agreement.

     10.3 BORROWERS TO PAY ADMINISTRATIVE AGENT. The Borrowers shall be fully protected in making all payments in respect of the Bank Note evidencing the Credit Obligations to the Administrative Agent, in relying upon consents, modifications and amendments executed by the Administrative Agent purportedly on the Banks' behalf, and in dealing with the Administrative Agent as herein provided. Upon three (3) Business Days notice, the Administrative Agent may charge the accounts of the Borrowers, on the dates when the amounts thereof become due and payable, with the amounts of the principal of and interest on the Loans, including any amounts paid by the Administrative Agent to third parties under Letters of Credit or drafts presented thereunder, commitment fees, Letter of Credit issuance fees and processing/application fees pertaining thereto and all other fees and amounts owing under any Loan Document.

     10.4 BANK OPERATIONS FOR ADVANCES, LETTERS OF CREDIT.

          10.4.1 ADVANCES. On the funding date for each Loan, each Bank shall advance to the Administrative Agent in immediately available funds such Bank's Percentage Interest in the portion of a Loan advanced on such funding date prior to 1:00 P.M. (Tulsa, Oklahoma time). If such funds are not received at such time, but all applicable conditions set forth in Article VI have been satisfied, each Bank authorizes and requests the Administrative Agent to advance for such Bank's account, pursuant to the terms hereof, the Bank's respective Percentage Interest in such portion of such Loan and agrees to reimburse the Administrative Agent in immediately available funds for the amount thereof prior to 3:00 p.m. (Tulsa, Oklahoma time) on the day any portion of such Loan is advanced hereunder; provided, however, that the Administrative Agent is not authorized to make any such advance for the account of any Bank who has previously notified the Administrative Agent in writing that such Bank will not be performing its obligations to make further advances hereunder; and provided, further, that the Administrative Agent shall be under no obligation to make any such advance.

          10.4.2 LETTERS OF CREDIT. Each of the Banks authorizes and requests each Letter of Credit Issuer to issue the Letters of Credit provided for in Section 2.2.5 and agrees to purchase a participation in each of such Letters of Credit in an amount equal to its Percentage Interest in the amount of each such Letter of Credit. Promptly upon the request of any Letter of Credit Issuer, each Bank shall reimburse such Letter of Credit Issuer in immediately available funds for such Bank's Percentage Interest in the amount of all obligations to third parties incurred by the Letter of Credit Issuer in respect of each Letter of Credit and each draft accepted under a Letter of Credit to the extent not timely reimbursed by the Borrowers. Each Letter of Credit Issuer will notify each Bank (and the Administrative Agent if the Administrative Agent is not the Letter of Credit Issuer) of the issuance of each Letter of Credit, the amount and date of payment of any draft drawn or accepted under a Letter of Credit and whether in connection with the payment of any such draft the amount thereof was added to the Revolving Credit Loan or was reimbursed by the Borrowers.

          10.4.3 ADMINISTRATIVE AGENT TO ALLOCATE PAYMENTS. All payments of principal and interest in respect of the extensions of credit made pursuant to this Agreement, reimbursement of amounts paid by each Letter of Credit Issuer to third parties under Letters of Credit or drafts presented thereunder, commitment fees, Letter of Credit issuance fees and other fees under this Agreement (except for the standard
     Letter of Credit application/processing fees of any Letter of Credit Issuer), which shall not be shared by the Banks shall, as a matter of convenience, be made by the Borrowers to the applicable Letter of Credit Issuer or the applicable Administrative Agent, as the case may be. The share of each Bank shall be credited to such Bank by the Administrative Agent in immediately available funds in such manner that the principal amount of the Loans constituting Credit

     Obligations to be paid shall be paid proportionately in accordance with the Banks' respective Percentage Interests in such Loans, except as otherwise provided in this Agreement.

          10.4.4 DELINQUENT BANKS; NONPERFORMING BANKS. In the event that any Bank fails to reimburse the Administrative Agent pursuant to
     Section 10.4.1 for the Percentage Interest of such Bank (a "Delinquent Bank") in any credit advanced by the Administrative Agent pursuant hereto, overdue amounts (the "Delinquent Payment") due from the Delinquent Bank to the Administrative Agent shall bear interest, payable by the Delinquent Bank on demand, at a per annum rate equal to
     (a) the Federal Funds Rate for the first three days overdue and (b) the sum of two percentage points (2%) PLUS the Federal Funds Rate for any longer period. Such interest shall be payable to the Administrative Agent for its own account for the period commencing on the date of the Delinquent Payment and ending on the date the Delinquent Bank reimburses the Administrative Agent on account of the Delinquent
     Payment (to the extent not paid by the Borrowers as provided below) and the accrued interest thereon (the "Delinquency Period"), whether pursuant to the assignments referred to below or otherwise. Upon notice by the Administrative Agent, the Borrowers will pay to the Administrative Agent the principal (but not the interest) portion of the Delinquent Payment. During the Delinquency Period, in order to make reimbursements for the Delinquent Payment and accrued interest thereon, the Delinquent Bank shall be deemed to have assigned to the Administrative Agent all interest, commitment fees and other payments made by the Borrowers hereunder that would have thereafter otherwise been payable under the Loan Documents to the Delinquent Bank. During any other period in which any Bank is not performing its obligations to extend credit under Article II hereof (a "Nonperforming Bank"), the Nonperforming Bank shall be deemed to have assigned to each Bank that is not a Nonperforming Bank (a "Performing Bank") all principal and other payments made by the Borrowers that would have thereafter otherwise been payable thereunder to the Nonperforming Bank. The Administrative Agent shall credit a portion of such payments to each Performing Bank in an amount equal to the Percentage Interest of such Performing Bank in an amount equal to the Percentage Interest of such Performing Bank divided by one minus the Percentage Interest of the Nonperforming Bank until the respective portions of the Loans owed to all the Banks are the same as the Percentage Interests of the Banks immediately prior to the failure of the Nonperforming Bank to perform its obligations under Article II hereof. The foregoing provisions shall be in addition to any other remedies the Administrative Agent, the Performing Banks or the Borrowers may have under law or equity against the Delinquent Bank as a result of the Delinquent Payment or against the Nonperforming Bank as a result of its failure to perform its obligations under Article II hereof.

     10.5 SHARING OF PAYMENTS. To the extent permitted by applicable Bank regulatory and legal requirements and subject to the provisions of the Intercreditor Agreement, each Bank agrees that (i) if by exercising any right of set-off or counterclaim or otherwise, it shall receive payment of (a) a proportion of the aggregate amount due with respect to its Percentage Interest in the Loans and Letter of Credit Exposure which is greater than (b) the proportion received by any other Bank in respect of the aggregate amount due with respect to such other Bank's Percentage Interest in the Loans and Letter of Credit Exposure and (ii) if such inequality shall continue for more than 10 days, the Bank receiving such proportionately greater payment shall purchase participations in the Percentage Interests in the Loans and Letter of Credit Exposure held by the other Banks, and such other adjustments shall be made from time to time (including rescission of such purchases of participations in the event the unequal payment originally received is recovered from such Bank through bankruptcy proceedings or otherwise), as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Exposure held by the Banks shall be shared by the Banks pro rata in accordance with their respective Percentage Interests; PROVIDED, HOWEVER, that this Section 10.5 shall not impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of

Indebtedness of Borrowers other than Borrowers' Indebtedness with respect to the Loans and Letter of Credit Exposure. Each Bank that grants a participation in the Loans and Commitments to a Credit Participant shall require as a condition to the granting of such participation that such Credit Participant agree to share payments received in respect of the Indebtedness as provided in this Section 10.5. The provisions of this Section 10.5 are for the sole and exclusive benefit of the Banks and no failure of any Bank to comply with the terms hereof shall be available to any of the Borrowers as a defense to the payment of the Loans.

     10.6 AMENDMENTS, CONSENTS, WAIVERS. Except as otherwise set forth herein and subject to the Intercreditor Agreement, the Collateral Agent may (and upon the written request of the Required Banks the Administrative Agent shall) take or refrain from taking any action under this Agreement or any other Loan Document, including giving its written consent to any modification of or amendment to and waiving in writing compliance with any covenant or condition in this Agreement or any other Loan Document or any Default or Event of Default, all of which actions shall be binding upon all of the Banks; PROVIDED, HOWEVER, that:

     (i) Without the written consent of the Banks owning at least two thirds (2/3) of the Percentage Interests (other than Delinquent Banks during the existence of a Delinquency Period so long as such Delinquent Bank is treated the same as the other Banks with respect to any actions enumerated below), no written modification of, amendment to, consent with respect to, waiver of compliance with or waiver of a Default under, any of the Loan Documents shall be made, including without limitation, Section 9.1 of this Agreement, the related defined terms or this Section 10.6(a) shall be made.

     (ii) Without the written consent of such Banks as own 100% of the Percentage Interests (other than Delinquent Banks during the existence of a Delinquency Period so long as such Delinquent Bank is treated the same as the other Banks with respect to any actions enumerated below):

          (a) No reduction shall be made in (A) the amount of principal of any of the Loans or reimbursement obligations for payments made under Letters of Credit, (B) the interest rate on the Loans or (C) the Letter of Credit issuance fees (excluding, however, Letter of Credit processing/application fees, the amount of which shall be within the sole discretion of each Letter of Credit Issuer) or commitment
     (non-usage) fees.

          (b) No change shall be made in the stated time of payment of all or any portion of any of the Loans or interest thereon or reimbursement of payments made under Letters of Credit or fees relating to any of the foregoing payable to all of the Banks and no waiver shall be made of any Default under Section 9.1(a).

          (c) No increase shall be made in the amount, or extension of the term, of the Commitments.

          (d) Except as otherwise provided in the Intercreditor Agreement, no alteration shall be made of the Banks' rights of set-off contained herein or in the other Loan Documents.

          (e) Except as otherwise provided in the Intercreditor Agreement, no release of any Collateral shall be made (except that the Collateral
     Agent may release particular items of Collateral in dispositions permitted by the Security Instruments in accordance with the terms and provisions of the Intercreditor Agreement and may release all Collateral upon payment in full of the Loans evidenced by the Bank Note and termination of the Commitments together with payment of all of the Pru Notes without the written consent of the Banks).

          (f) No amendment to or modification of this Section 10.6(ii) shall be made.

     10.7 ADMINISTRATIVE AGENT'S RESIGNATION. The Administrative Agent may resign at any time by giving at least 30 days' prior written notice of its intention to do so to each other of the Banks and the Borrowers and upon the appointment by the Required Banks of a successor Administrative Agent satisfactory to the Borrowers. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Administrative Agent's giving of such notice of resignation, then the retiring Administrative Agent may with the consent of the Borrowers, which shall not be unreasonably withheld, appoint a successor Administrative Agent which shall be a bank or a trust Borrowers organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $50,000,000; PROVIDED, HOWEVER, that any successor Administrative Agent appointed under this sentence may be removed upon the written request of the Required Banks, which request shall also appoint a successor Administrative Agent satisfactory to the Borrowers. Upon the appointment of a new Administrative Agent hereunder, the term "Administrative Agent" shall for all purposes of this Agreement thereafter mean such successor. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, or the removal hereunder of any successor Administrative Agent, the provisions of this Agreement shall continue to inure to the benefit of such Administrative Agent as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

     10.8 CONCERNING THE ADMINISTRATIVE AGENT.

          10.8.1 ACTION IN GOOD FAITH. The Administrative Agent and its officers, directors, employees and agents shall be under no liability to any of the Banks or to any future holder of any interest in the Indebtedness for any action or failure to act taken or suffered in good faith, and any action or failure to act in accordance with an opinion of its counsel shall conclusively be deemed to be in good faith. The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, on instructions given to the Administrative Agent by the Required Holders of the Bank Note evidencing the Bank Obligations as provided in this Agreement.

          10.8.2 NO IMPLIED DUTIES. The Administrative Agent shall have and may exercise such powers as are specifically delegated to the Administrative Agent under this Agreement or any other Loan Document together with all other powers incidental thereto. The Administrative Agents shall have no implied duties to any Person or any obligation to take any action under this Agreement or any other Loan Document except for action specifically provided for in this Agreement or any other
     Loan Document to be taken by the Administrative Agent. Before taking any action under this Agreement or any other Loan Document, the Administrative Agent may request an appropriate specific indemnity satisfactory to it from each Bank in addition to the general indemnity provided for in Section 10.11. Until the Administrative Agent has received such specific indemnity, the Administrative Agent shall not be obligated to take (although such Administrative Agent may in its sole discretion take) any such action under this Agreement or any other Loan Document. Each Bank confirms that the Administrative Agent does not have a fiduciary relationship to them under the Loan Documents. The Borrowers and its Subsidiaries party hereto confirm that neither the Administrative Agent nor any other Bank has a fiduciary relationship to them under the Loan Documents.

          10.8.3 VALIDITY. The Administrative Agent shall not be responsible to any Bank or any future holder of any interest in the Loans and Indebtedness (a) for the legality, validity, enforceability or effectiveness of this Agreement or any other Loan Document, (b) for any recitals, reports, representations, warranties or statements contained in or made in connection with this Agreement or any other Loan
     Document, (c) for the existence or value of any assets included in any security for the Loans and Indebtedness, (d) for the effectiveness of any Lien purported to be included in the Collateral,
     (e) for the specification or failure to specify any particular assets to be included in the Collateral, or (f) unless the Administrative
     Agent shall have failed to comply with Section 10.8.1, for the perfection of the security interests in the Collateral.

          10.8.4 COMPLIANCE. The Administrative Agent shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Loan Document; and in connection with any extension of credit under this Agreement or any other Loan Document, the Administrative Agent shall be fully protected in relying on a certificates of the Borrowers as to the fulfillment by the Borrowers of any conditions to such extension of credit.

          10.8.5 EMPLOYMENT ADMINISTRATIVE AGENT AND COUNSEL. The Administrative Agent may execute any of their respective duties as Administrative Agent under this Agreement or any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be responsible to any of the Banks, the Borrowers for the default or misconduct of any such Administrative Agent or attorneys-in-fact selected by the Administrative Agent acting in good faith. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder or under any other Loan Document.

          10.8.6 RELIANCE ON DOCUMENTS AND COUNSEL. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, telecopy, telegram, telex or teletype message or writing reasonably believed in good faith by the Administrative Agent to be genuine and correct and to have been signed, sent or made by the Person in question, including any telephonic or oral statement made by such Person, and, with respect to legal matters, upon an opinion or the advice of counsel selected by such Administrative Agent.

          10.8.7 ADMINISTRATIVE AGENT'S REIMBURSEMENT. Each of the Banks severally agrees to reimburse the Administrative Agent, in the amount of such Bank's Percentage Interest, for any reasonable expenses not reimbursed by the Borrowers (without limiting the obligation of the Borrowers to make such reimbursement): (a) for which the Administrative Agent are entitled to reimbursement by the Borrowers under this Agreement or any other Loan Document, and (b) after the occurrence of a Default, for any other reasonable expenses incurred by the Administrative Agent on the Banks' behalf in connection with the enforcement of the Banks' rights under this Agreement or any other Loan Document.

     10.9 RIGHTS AS A BANK. With respect to any Loan(s) or advance(s) extended by it hereunder, the Administrative Agent shall have the same rights, obligations and powers hereunder as any other Bank and may exercise such rights and powers as though it were not an Administrative Agent, and unless the context otherwise specifies, the Administrative Agent shall be treated in their respective individual capacities as though they were not the Administrative Agent hereunder. Without limiting the generality of the foregoing, the Percentage Interest of the Administrative Agent shall be included in any computations of Percentage Interests. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee for and generally engage in any kind of banking or trust business with the Borrowers, any of its Subsidiaries or any Affiliate of any of them and any Person who may do business with or own an equity interest in the Borrowers, any of its Subsidiaries or any Affiliate of any of them, all as if the Administrative Agent were not the Administrative Agent and without any duty to account therefor to the other Banks.

     10.10 INDEPENDENT CREDIT DECISION. Each of the Banks acknowledges that it has independently and without reliance upon either of the Administrative Agent, based on the financial statements and other documents referred to in
Section 8.3, on the other representations and warranties contained herein and on such other information with respect to the Borrowers and their Subsidiaries as such Bank deemed appropriate, made such Bank's own credit analysis and decision to enter into this Agreement and to make the extensions of credit provided for hereunder. Each Bank represents to the Administrative Agent that such Bank will continue to make its own independent credit and other decisions in taking or not taking action under this Agreement or any other Loan Document. Each Bank expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agent, attorneys-in-fact or Affiliates has made any representations or warranties to such Bank, and no act by the Administrative Agent taken under this Agreement or any other Loan Document, including any review of the affairs of the Borrowers and their Subsidiaries, shall be deemed to constitute any representation or warranty by either of the Administrative Agent. Except for notices, reports and other documents expressly required to be furnished to each Bank by the Administrative Agent under this Agreement or any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition, financial or otherwise, or creditworthiness of the Borrowers or any Subsidiary which may come into the possession of the Administrative Agent or any of their respective officers, directors, employees, agent, attorneys-in-fact or Affiliates.

     10.11 INDEMNIFICATION. The holders of the Indebtedness shall indemnify the Administrative Agent and its respective officers, directors, employees and Administrative Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), pro rata in accordance with their respective Percentage Interests, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against either of the Administrative Agent or such Persons relating to or arising out of this Agreement, any other Loan Document, the transactions contemplated hereby or thereby, or any action taken or omitted by the Administrative Agent in connection with any of the foregoing; PROVIDED, HOWEVER, that the foregoing shall not extend to actions or omissions which are taken by the Administrative Agent with gross negligence or willful misconduct.

                                   ARTICLE XI

                           ASSIGNMENTS/PARTICIPATIONS

     11. SUCCESSORS AND ASSIGNS; BANK ASSIGNMENT AND PARTICIPATIONS. Any reference in this Agreement to any party hereto shall be deemed to include the successors and assigns of such party, and all covenants and agreements by or on behalf of the Borrowers, the Administrative Agent or the Banks that are contained in this Agreement or any other Loan Documents shall bind and inure to the benefit of their respective successors and assigns; PROVIDED, HOWEVER, that (a) the Borrowers may not assign their rights or obligations under this Agreement, and (b) the Banks shall be not entitled to assign their respective Percentage Interests in the Loans evidenced by the Bank Note hereunder except as set forth below in this Section 11.

     11.1 ASSIGNMENTS BY BANKS.

          11.1.1 ASSIGNEES AND ASSIGNMENT PROCEDURES. Each Bank may (i) without the consent of the Administrative Agent or the Borrowers if the proposed assignee is already a Bank hereunder or a Wholly Owned Subsidiary of the same corporate parent of which the assigning Bank is a Subsidiary, or (ii) otherwise with the consents of the Administrative Agent and (so long as no Event of Default exists) the Borrowers (which consents will not be unreasonably withheld), in compliance with applicable laws in connection with such assignment, assign to one or more commercial banks or other financial institutions (each, an "Assignee") all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents, including all or a portion, which need not be pro rata among the Loans and the Letter of Credit Exposure, of its Commitments, the portion of the Loans and Letter of Credit Exposure at the time owing to it and the Bank Note held by it, but excluding its rights and obligations as one of the Administrative Agent; PROVIDED, HOWEVER, that:

          (i) the aggregate amount of the Commitments of the assigning Bank subject to each such assignment to any Assignee other than another Bank (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be not less than $1,000,000 and in increments of $500,000; and

          (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (the "Assignment and Acceptance") in the form satisfactory to the Administrative Agent and the Collateral Agent, together with the Note or Notes subject to such assignment.

          Upon acceptance and recording pursuant to Section 11.1.4, from and after the effective date specified in each Assignment and Acceptance (which effective date shall be at least five (5) Business Days after the execution thereof unless waived in writing by the Administrative Agent):

          (A) the Assignee shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement; and

          (B) the assigning Bank shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to any fees accrued for its account hereunder and not yet paid).

          11.1.2 TERMS OF ASSIGNMENT AND ACCEPTANCE. By executing and delivering an Assignment and Acceptance, the assigning Bank and Assignee shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

          (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;

          (b) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers and their Subsidiaries or the performance or observance by the Borrowers or any of their Subsidiaries of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;

          (c) such Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent quarterly or annual financial statements delivered pursuant hereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

          (d) such Assignee will independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

          (e) such Assignee appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and

          (f) such Assignee agrees that it will perform in accordance with the terms of this Agreement all the obligations which are required to be performed by it as a Bank.

          11.1.3 REGISTER. The Administrative Agent shall maintain at its main Tulsa, Oklahoma banking office a register (the "REGISTER") for the recordation of (a) the names and addresses of the Banks and the Assignees which assume rights and obligations pursuant to an assignment under Section 11.1.1, (b) the Percentage Interest of each such Bank as set forth in
     Section 10.1 and (c) the amount of the Loans and Letter of Credit Exposure owing to each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is registered therein for all purposes as a party to this Agreement. The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          11.1.4 ACCEPTANCE OF ASSIGNMENT AND ASSUMPTION. Upon its receipt of a completed Assignment and Acceptance executed by an assigning Bank and an Assignee, in exchange for the Bank Note subject to such assignment, together with the Bank Note or Bank Notes subject to such assignment, and the processing and recordation fee referred to in Section 11.1.1, the Administrative Agent shall (a) accept such Assignment and Acceptance, (b) record the information contained therein in the Register and (c) give prompt notice thereof to the Borrowers. Within five (5) Business Days after receipt of notice, the Borrowers, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Bank Note or Bank Notes, a new Bank Note or Bank Notes to the order of such Assignee in a principal amount equal to the applicable Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained Commitments and Loans, a new Bank Note or Bank Notes to the order of such assigning Bank in a principal amount equal to the applicable Commitments and its Percentage Interest in the Loans retained by it. Such new Bank Note or Bank Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Bank Note or Bank Notes, and shall be dated the date of the surrendered Bank Note or Bank Notes which it or they replace. All such Notes so replaced shall be delivered by the Administrative Agent to the Borrowers or, alternatively, at the Administrative Agent's election, marked appropriately to evidence the replacement thereof by such replacement Bank Note(s).

          11.1.5 FEDERAL RESERVE BANK. Notwithstanding the foregoing provisions of this Section 11, any Bank may at any time pledge or assign all or any portion of such Bank's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank; PROVIDED, HOWEVER, that no such pledge or assignment shall release such Bank from such Bank's obligations hereunder or under any other Loan Document.

          11.1.6 FURTHER ASSURANCES. The Borrowers and their Subsidiaries shall sign such documents and take such other actions from time to time reasonably requested by an Assignee to enable it to share in the benefits of the rights created by the Loan Documents.

     11.2 CREDIT PARTICIPANTS. Each Bank may, without the consent of the Borrowers and with the consent of the Administrative Agent, in compliance with applicable laws in connection with such participation, sell to one or more commercial banks or other financial institutions (each a "Credit Participant") participations in all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Percentage Interest in the Commitments, the Loans and Letter of Credit Exposure owing to it and the Notes held by it); PROVIDED, HOWEVER, that:

     (i)  such Bank's obligations under this Agreement shall remain unchanged;

     (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations;

     (iii) the Credit Participant shall be entitled to the benefit of any cost protection provisions contained in the Credit Agreement, but shall not be entitled to receive any greater payment thereunder than the selling Bank would have been entitled to receive with respect to the interest so sold if such interest had not been sold; and

     (iv) the Borrowers, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and such Bank shall retain the sole right as one of the Banks to vote with respect to the enforcement of the obligations of the Borrowers relating to the Loans and Letter of Credit Exposure and the approval of any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications, consents or waivers described in Section 10.6(ii)).

Borrowers agree, to the fullest extent permitted by applicable law, that any Credit Participant and any Bank purchasing a participation from another Bank pursuant to Section 11.1 may exercise all rights of payment (including the right of set-off), with respect to its participation as fully as if such Credit Participant or such Bank were the direct creditor of the Borrowers and a Bank hereunder in the amount of such participation. Upon receipt of notice of the address of each Credit Participant, the Borrowers shall thereafter supply such Credit Participants with the same information and reports communicated to the Banks. The Borrowers hereby acknowledge and agree that Credit Participants shall be deemed a holder of the applicable Bank Notes to the extent of their respective participation, and the Borrowers hereby waive its right, if any, to offset amounts owing to the Borrowers from the Banks against each Credit Participant's portion of the applicable Bank Notes.



                                   ARTICLE XII

                                  MISCELLANEOUS

     12.1 NOTICES. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be either hand-delivered (by courier or otherwise) or mailed by certified mail, postage prepaid, to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to the other parties:

          If to the Borrowers, to:

               Equity Compression Services Corporation
               2501 Cedar Springs
               Suite 600
               Dallas, Texas  75201
               Attn: Jack D. Brannon, Chief Financial Officer

          with a copy to:

               Schlanger, Mills, Mayer & Grossberg, L.L.P.
               5847 San Felipe
               Suite 1700
               Houston, Texas  77057
               Attn:  Kyle Longhofer

          If to the Bank, to:

               Bank of Oklahoma, National Association
               P. O. Box 2300
               Bank of Oklahoma Tower
               One Williams Center
               Tulsa, Oklahoma  74192
               Attn:  Energy Department - 8th Floor

          with a copy to:

               Crowe & Dunlevy
               321 South Boston
               500 Kennedy Building
               Tulsa, Oklahoma  74103
               Attn:  Gary R. McSpadden

ECS is hereby designated and appointed and shall serve as agent for all of the Borrowers insofar as notices hereunder are concerned and notice to ECS shall be deemed notice to each of the Borrowers with the same force and effect as if each such Borrower were individually notified in accordance herewith. All notices, requests, consents and demands hereunder will be effective when hand-delivered to the applicable notice address set forth above or when mailed by certified mail, postage prepaid, addressed as aforesaid.

     12.2 PLACE OF PAYMENT. All sums payable hereunder shall be paid in immediately available funds to the Administrative Agent, at its principal banking offices at Bank of Oklahoma Tower, One Williams Center in Tulsa, Oklahoma, or at such other place as the Administrative Agent shall notify the Borrowers in writing. If any interest, principal or other payment falls due on a date other than a Business Day, then (unless otherwise provided herein) such due date shall be extended to the next succeeding Business Day, and such extension of time will in such case be included in computing interest, if any, in connection with such payment.

     12.3 SURVIVAL OF AGREEMENTS. All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of Loan Documents. All statements contained in any certificate or other instrument delivered by any of the Borrowers hereunder shall be deemed to constitute representations and warranties by all of the Borrowers.

     12.4 PARTIES IN INTEREST. All covenants, agreements and obligations contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

     12.5 GOVERNING LAW AND JURISDICTION. This Agreement and the Bank Note shall be deemed to have been made or incurred under the Laws of the State of Oklahoma and shall be construed and enforced in accordance with and governed by the Laws of Oklahoma.

     12.6 SUBMISSION TO JURISDICTION. THE BORROWERS HEREBY CONSENT TO THE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN TULSA COUNTY, OKLAHOMA AND WAIVE ANY OBJECTION WHICH BORROWERS MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON ANY OF THEM, AND CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO ANY OF THEM AT THE ADDRESS SET FORTH IN SUBSECTION 12.1 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED OR DELIVERED BY MESSENGER.

     12.7 MAXIMUM INTEREST RATE. Regardless of any provision herein, the Banks shall never be entitled to receive, collect or apply, as interest on the Bank Obligations any amount in excess of the maximum rate of interest permitted to be charged by the Banks by applicable Oklahoma Law, and, in the event the Banks shall ever receive, collect or apply, as interest, any such excess, such amount which would be excessive interest shall be applied to other Bank Obligations and then to the reduction of principal; and, if all other Bank Obligations and principal are paid in full, then any remaining excess shall forthwith be paid to Equity on behalf of all of the Borrowers.

     12.8 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise, and no delay in exercising, on the part of the Banks, any right, power or privilege hereunder or under any other Loan Document or applicable Law shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege of the Banks. The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by any other instrument or by law. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by the Banks. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

     12.9 COSTS. The Borrowers agree to pay to BOK on demand all reasonable costs, fees and expenses (including without limitation reasonable attorneys fees and legal expenses) incurred or accrued by BOK, individually or as Administrative Agent or as Collateral Agent, in connection with the negotiation, preparation, execution, delivery, filing, recording and administration of this Agreement, the Security Instruments and the other Loan Documents, or any amendment, waiver, consent or modification thereto or thereof, or any enforcement thereof. The Borrowers further agree that all such fees and expenses shall be paid regardless of whether or not the transactions provided for in this Agreement are eventually closed and regardless of whether or not any or all sums evidenced by the Bank Note are advanced to the Borrowers by BOK.

     Upon Borrowers' failure to pay all such costs and expenses within ten (10) days of the BOK's submission of invoices therefore, BOK shall pay such costs and expenses by debit to the joint General Account of Borrowers without further notice to Borrowers.

     12.10 WAIVER OF JURY. BORROWERS FULLY, VOLUNTARILY, KNOWINGLY INTENTIONALLY AND EXPRESSLY WAIVE ANY RIGHT TO A TRIAL

BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE BANK NOTE, THIS AGREEMENT, THE SECURITY INSTRUMENTS OR OTHER LOAN DOCUMENTS
OR UNDER ANY AMENDMENT, SUPPLEMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) BASED HEREON, ARISES OUT OF, UNDER, OR IN CONNECTION HEREWITH OR THE BANK NOTE, THE SECURITY INSTRUMENTS OR OTHER LOAN DOCUMENTS OR ARISING FROM ANY TRANSACTIONS OR BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR
ACTIONS OF THE BORROWERS, THE BANK OR THE COLLATERAL AGENT. BORROWERS AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT
BEFORE A JURY.   THE BORROWERS ACKNOWLEDGE THAT THIS PROVISION IS A MATERIAL
INDUCEMENT FOR THE BANK AND THE COLLATERAL AGENT TO ENTER INTO THIS AGREEMENT.

     12.11 FULL AGREEMENT. This Agreement and the other Loan Documents contain the full agreement of the parties and supersede all negotiations and agreements prior to the date hereof, including the Prior Agreement which is replaced in its entirety by this Agreement.

     12.12 HEADINGS. The article and section headings of this Agreement are for convenience of reference only and shall not constitute a part of the text hereof nor alter or otherwise affect the meaning hereof.

     12.13 SEVERABILITY. The unenforceability or invalidity as determined by a Tribunal of competent jurisdiction, of any provision or provisions of this Agreement shall not render unenforceable or invalid any other provision or provisions hereof.

     12.14 EXCEPTIONS TO COVENANTS. The Borrowers shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

     12.15 CONSENT TO AMENDMENTS. This Agreement and any of the other Loan Documents may be amended, and the Borrowers may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Borrowers shall obtain the written consent to such amendment, action or omission to act, of the Banks except that, without the written consent of the Banks and any other holder or holders of the Bank Note at the time outstanding, no amendment to this Agreement shall change the maturity of the Bank Note, or change the principal of, or the rate or time of payment of interest on any Bank Note, or affect the time, amount or allocation of any prepayments, or change the proportion of the principal amount of the Bank Note required with respect to any consent, amendment, waiver or declaration. Each holder of the Bank Note at the time or thereafter outstanding shall be bound by any consent authorized by this
Section 12.15, whether or not the Bank Note shall have been marked to indicate such consent, but any Bank Note issued thereafter may bear a notation referring to any such consent. No course of dealing between the Borrowers and any holder of the Bank Note nor any delay in exercising any rights hereunder or under the Note shall operate as a waiver of any rights of any holder of the Bank Note. As used herein and in the Bank Note, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended, modified or supplemented.

     12.16 CONFIDENTIAL TREATMENT. Under the terms of this Agreement and certain of the other Loan Documents, the Collateral Agent is granted a security interest in, inspection rights with respect to or other rights in certain data, files, records and other materials which are proprietary to any or all of the Borrowers or which constitute or contain confidential information and trade secrets

(collectively referred to as "Confidential Material"). The Collateral Agent hereby covenants and agrees that, except for disclosure of the terms and provisions hereof to Prudential or upon an Event of Default, and then only to the extent appropriate to protect its interests in such Confidential Material, the Collateral Agent will use its reasonable appropriate efforts to maintain the confidential status thereof.

     12.17 CONFLICT WITH SECURITY INSTRUMENTS. To the extent the terms and provisions of any of the Security Instruments are in conflict with the terms and provisions hereof, this Agreement shall be deemed controlling.

     12.18 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amended and Restated Revolving Credit and Term Loan Agreement to be duly executed and delivered in Tulsa, Oklahoma, effective as of the day and year first above written.

                                       "Borrowers"

                                       EQUITY COMPRESSION SERVICES
                                       CORPORATION, an Oklahoma corporation


                                       By
                                         ----------------------------------
                                           Matthew S. Ramsey, President

                                                     "ECS"

                                       OUACHITA ENERGY CORPORATION,
                                       a Delaware corporation


                                       By
                                         ----------------------------------
                                           Matthew S. Ramsey, President

                                               "Ouachita Energy"

                                       SUNTERRA ENERGY CORPORATION,
                                       an Oklahoma corporation


                                       By
                                         ----------------------------------
                                           Matthew S. Ramsey, President

                                                  "Sunterra"

                                       EQUITY COMPRESSORS, INC.,
                                       an Oklahoma corporation


                                       By
                                         ----------------------------------
                                           Matthew S. Ramsey, President

                                                     "Equity"


                                       "BOK"

                                       BANK OF OKLAHOMA, NATIONAL
                                       ASSOCIATION


                                       By
                                         ----------------------------------
                                         Timothy F. Sheehan, Vice President

                                  EXHIBIT LIST
                                  ------------

               Exhibit A       -   $40,000,000 Bank Note (Section 2.2)

               Exhibit B-1     -   Revolving Loan Advance Request (Section
                                   2.3.1)

               Exhibit B-2     -   Borrowing Base Certificate (Section 7.6(c))

               Exhibit C       -   Liabilities (Section 7.25)

               Exhibit D       -   Pending Litigation (Section 8.2)

               Exhibit E       -   Take or Pay Disputes (Section 8.20)

               Exhibit F       -   Control Group (Section 1.26)

                           FIFTH AMENDED AND RESTATED
                              REVOLVING CREDIT AND
                               TERM LOAN AGREEMENT



                                   Dated as of
                                  July 31, 1997


                                      among

                     EQUITY COMPRESSION SERVICES CORPORATION

                           SUNTERRA ENERGY CORPORATION

                            EQUITY COMPRESSORS, INC.

                                       AND

                           OUACHITA ENERGY CORPORATION

                                   "Borrowers"

                                       and

                     BANK OF OKLAHOMA, NATIONAL ASSOCIATION

                                     "BANK"

                                    EXHIBIT C

                                   LIABILITIES

                                 (Section 7.25)



There are no long-term liabilities of the Borrowers except the deferred tax liability as recorded.

                                    EXHIBIT D

                               PENDING LITIGATION

                                  (Section 8.2)


                                      NONE

                                    EXHIBIT E
                              Take or Pay Disputes

                                 (Section 8.20)



           The Borrowers are not involved in any take or pay disputes.

                                    EXHIBIT F

                                  Control Group

                                 (Section 1.26)